 As filed with the Securities and Exchange Commission on July 15, 2019

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BARREL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada

(State of other jurisdiction of incorporation)

1311

Primary Standard Industrial Classification Code Number

47-1963189

I.R.S. Employer Identification Number

8275 S. Eastern Ave. Suite 200 Las Vegas, NV 89123 702-595-2247
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Harpreet Sangha

Chairman

8275 S. Eastern Ave. Suite 200

Las Vegas, NV 89123

702-595-2247

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick C. Bauman, Attorney

Bauman & Associates Law Firm

6440 Sky Pointe Dr., Ste 140-149

Las Vegas, NV 89131

(702) 533-8372

(COVER CONTINUES ON FOLLOWING PAGE) From time to time after the effective date of this registration statement. (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Aggregate Maximum Offering Price	Amount of Registration Fee (3)
Common stock, $.001 par value	9,250,000	$0.216	$1,998,000	$242.16

_______

(1)	Represents shares of our common stock being registered for resale that have been issued or will be issued to the Selling stockholder named in the registration statement.
(2)	Price per share shown is 80% of the lowest trading price reported in the consolidated reporting system as reported on the OTC Markets website for the 15 trading days prior to May 24, 2019.
(3)	Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 15, 2019

BARREL ENERGY, INC.

9,250,000 Shares of Common Stock

Offered by the Selling Stockholder

This prospectus relates to the resale from time to time by the selling shareholder identified herein of up to an aggregate of 9,250,000 shares of common stock consisting of:

7,500,000 shares of our common stock underlying an Equity Line extended by Crown Bridge Partners LLC (“CROWN BRIDGE”) for up to $3,000,000, together with 1,750,000 shares constituting the maximum commitment fee payable to Crown Bridge under the Equity Line. 175,000 of the commitment shares were initially issued at the Equity Line closing. CROWN BRIDGE has agreed to purchase these shares if put to it by us pursuant to the terms of the Equity Purchase Agreement (the “EPA”) we entered into with CROWN BRIDGE on November 13, 2018. Subject to the terms and conditions of the EPA, we have the right to "put," or sell, up to $3,000,000. We will not receive any proceeds from the resale of these shares of common stock offered by CROWN BRIDGE. We will, however, receive proceeds from the sale of shares directly to CROWN BRIDGE pursuant to the EPA. When we put an amount of shares to CROWN BRIDGE, the per share purchase price that CROWN BRIDGE will pay to us in respect of such put will be determined in accordance with a formula set forth in the Equity Purchase Agreement. There will be no underwriter's discounts or commissions so we will receive all of the proceeds of our sale to CROWN BRIDGE. The purchase price to be paid by CROWN BRIDGE will be equal to 80% multiplied by the lowest traded price of our common stock for the 10 trading days following the Clearing Date (the “Market Price”). We will be entitled to put to CROWN BRIDGE on each put the lesser of $100,000 or 200% of the average of the dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by CROWN BRIDGE shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by CROWN BRIDGE, would exceed 4.99% of the number of shares of our common stock outstanding. CROWN BRIDGE may sell any shares offered under this prospectus at prevailing market prices or privately negotiated prices. CROWN BRIDGE is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the resale of our common stock under the EPA. For more information, please see the section of this prospectus titled "Plan of Distribution" beginning on page 37.

The transactions by which the selling stockholder is acquiring their securities from us will be exempt under the registration provisions of the Securities Act by virtue of Section 4(a)(2).

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 6 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTC Pink under the symbol "BRLL". The last reported sale price of our common stock on the OTC Pink on July 15, 2019 was $0.075 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2019

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our common stock, you should read this entire offering carefully, especially the sections entitled "Risk Factors" beginning on page 6 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 30, as well our financial statements and related notes included elsewhere in this prospectus.

As used in this prospectus, references to "the Company," "BRLL", "we", "our," "ours" and "us" refer to Barrel Energy, Inc., and its subsidiaries, unless otherwise indicated.

Company Overview

BARREL ENERGY INC. is a Nevada corporation, incorporated January 17, 2014, which has engaged historically in the oil and gas sector of the energy industry through its ownership of 2560 acres of oil & gas leases known as the Bison Property in Alberta, Canada. The Company has realized no revenues from its oil and gas activities. Barrel Energy, Inc. is referred to as the “Company” or “Barrel.”

On May 14, 2019, Barrel entered into a Lease with Crocker Acana, LLC of 602 acres of land in Tehama County, California. The Company’s intent is to farm the land to grow hemp. This will require a permit from the Tehama County government, which permit has been applied for but not yet obtained. The Lease is for a term of ten calendar years. The rent is $1,000 per acre, totaling $602,000 per year, payable monthly. However, in the first lease year payment is due $200,000 on September 30th 2019. A second payment of $200,000 is due by January 30, 2020. The final payment of $202,000 is due on or before March 31, 2020.

The Land is located in an agricultural area approximately 5 miles west of the town of Cornell, California. The property is owned by Crocker Acana, LLC.

Barrel intends to grow industrial hemp and produce and distribute hemp-based, CBD wellness products. Through a vertically integrated business model, the Company intends to improve customers’ lives and meet their demands for stringent product quality, efficacy and consistency.

The Company does not intend to produce or sell medicinal or recreational marijuana or products derived therefrom.

The Company’s primary products will be made from whole-plant hemp extracts containing a broad spectrum of phytocannabinoids, including CBD, terpenes, flavonoids and other minor but valuable hemp compounds. The Company believes the presence of these various compounds will work synergistically to heighten the effects of the products, making them superior to single-compound CBD isolates. Hemp extracts are produced from Industrial Hemp, which is defined as Cannabis with less than 0.3% THC. THC causes psychoactive effects when consumed and is typically associated with marijuana (i.e. Cannabis with high-THC content). The Company does not intend to produce or sell medicinal or recreational marijuana or products derived from high-THC Cannabis/marijuana plants. Industrial Hemp products have no psychoactive effects. The Company’s intended product categories may include tinctures (liquid product), capsules and topical products. Planned product categories may include powdered supplements, single-use, beverage, sport, professional (dedicated health care practitioner products) and new delivery methods. The Company’s products are intended to be distributed through an e-commerce website, select wholesalers and a variety of brick and mortar retailers. The Company intends to grow its hemp on the Tehama County, California property.

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The Company has not earned any revenues to date and we do not anticipate earning revenues until such time as we have planted and harvested our first crop of hemp.

The Company maintains offices at 8275 S Eastern Ave, Suite 200, Las Vegas, Nevada 89123.

Implications of Being an Emerging Growth Company

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	being permitted to present two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Where You Can Find Us

The company website is www.barrelhemp.com. The contents of this website are not incorporated into this prospectus

About This Offering

This prospectus covers the resale of 9,250,000 shares of common stock by the selling stockholder named herein.

RISK FACTORS

An investment in the Company's common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Our business, operating results and financial condition could be harmed and the value of our stock could go down as a result of these risks. This means you could lose all or a part of your investment.

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Risks Related to Our Business and Industry

Industry Competition

The markets for businesses in the CBD and hemp extracts industries are competitive and evolving. In particular, the Company will face strong competition from both existing and emerging companies that offer similar products to the Company. Some of the Company’s current and potential competitors may have longer operating histories, greater financial, marketing and other resources and larger customer bases. Given the rapid changes affecting the global, national and regional economies generally and the CBD industry, in particular, the Company may not be able to create and maintain a competitive advantage in the marketplace. The Company’s success will depend on its ability to keep pace with any changes in such markets, especially in light of legal and regulatory changes. The Company’s success will depend on its ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material adverse effect on the Company’s financial condition, operating results, liquidity, cash flow and operational performance.

Product Viability

If the products the Company intends to sell do not have the physiological effects intended, the business may suffer. In general, the Company’s products will contain CBD which is classified in the United States as controlled substance. The Company’s products may contain innovative ingredients or combinations of ingredients. There is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form. The Company’s products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

Agricultural Operations Risk

The Company’s business will be dependent on the outdoor growth and production of industrial hemp, an agricultural product. As such, the risks inherent in engaging in agricultural businesses apply to the Company. Potential risks include the risk that crops may become diseased or victim to insects or other pests and contamination, or subject to extreme weather conditions such as excess rainfall, hail, freezing temperature or drought, all of which could result in low crop yields, decreased availability of industrial hemp and higher acquisition prices. There can be no guarantee that an agricultural event will not adversely affect the business and operating results.

Success of Quality Control Systems

The quality and safety of the Company’s products will be critical to the success of the business and operations. As such, it is imperative that the Company’s service providers’ quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training program, and adherence by employees to quality control guidelines. Although the Company strives to ensure that all of its service providers have implemented and adhere to high caliber quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

Domestic Supply Risk

The Company intends to use only hemp products with full compliance under federal and state regulations to be sold across the United States, and on a limited basis Internationally. The regulation of third-party suppliers may have a significant impact upon the business. Any enforcement activity or any additional uncertainties which may arise in the future, could cause substantial interruption or cessation of the business, including adverse impacts to the Company’s supply chain and distribution channels, and other civil and/or criminal penalties at the federal level.

Weather Patterns

The Company’s business can be affected by unusual weather patterns. The production of some of the Company’s intended products will rely on the availability and use of live plant material, which will be grown in California. Growing periods can be impacted by weather patterns and these unpredictable weather patterns may impact the Company’s ability to harvest its industrial hemp and produce products. In addition, severe weather, including drought, hail and freezing temperatures, can destroy a crop, which could result in limited quantities of hemp to process. If the Company is unable to harvest its hemp plants through its proprietary operations or contract farming arrangements, the ability to meet customer demand, generate sales and maintain operations could be impacted.

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Reliance on Third-Party Suppliers and Service Providers

The Company intends to maintain a full supply chain for the material portions of the production process of its products. Despite maintaining full federal compliance and legality, the Company’s suppliers and service providers may elect, at any time, to cease to engage in supply or service agreements in respect of the Company’s products. Loss of suppliers or service providers could have a material adverse effect on the business and operational results. Product Recalls Product manufacturers and distributors are sometimes required to recall or initiate returns of their products for various reasons, including product defects such as contaminations, unintended harmful side effects or interactions with other products, packaging safety and inadequate or inaccurate labeling disclosure. If any of the Company’s products are recalled, it could incur unexpected expense relating to the recall and any legal proceedings that might arise in connection with the recall. The Company may lose significant revenue due to loss of sales and may not be able to compensate for or replace that revenue. There can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory actions or lawsuits. A recall of products could lead to adverse publicity, decreased demand for the Company’s products and could have a material adverse effect on the results of operations and financial condition.

Product Liability

The Company’s products will be produced for sale directly to end consumers, and therefore there is an inherent risk of exposure to product liability claims, regulatory action and litigation if the products are alleged to have caused loss or injury. In addition, the manufacture and sale of the Company’s products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Company’s products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation, and could have a material adverse effect on the business and operational results.

Effectiveness and Efficiency of Advertising and Promotional Expenditures

The Company’s future growth and profitability will depend on the effectiveness and efficiency of advertising and promotional expenditures, including the Company’s ability to (i) create greater awareness of its products; (ii) determine the appropriate creative message and media mix for future advertising expenditures; and (iii) effectively manage advertising and promotional costs in order to maintain acceptable operating margins. There can be no assurance that advertising and promotional expenditures will result in revenues in the future or will generate awareness of the Company’s technologies, products or services. In addition, no assurance can be given that the Company will be able to manage its advertising and promotional expenditures on a cost-effective basis.

Creating and Promoting Brands

Management believes that creating, maintaining and promoting the Company’s future brands will critical to expanding its customer base. Maintaining and promoting the brands will depend largely on the Company’s ability to continue to provide quality, reliable and innovative products, which we may not be successful. The Company may introduce new products that customers do not like, which may negatively affect the brands and reputation. Maintaining and enhancing the Company’s brands may require substantial investments, and these investments may not achieve the desired goals. If the Company fails to successfully promote and maintain its brand or if there are excessive expenses in this effort, the business and financial results from operations could be materially adversely affected.

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Changing Consumer Preferences

As a result of changing consumer preferences, many nutraceutical and other innovative products attain financial success for a limited period of time. Even if the Company’s intended products find retail success, there can be no assurance that any of the products will continue to see extended financial success. The Company’s success will be dependent upon its ability to develop new and improved product lines. Even if the Company is successful in introducing new products or further developing current products, a failure to continue to update them with compelling content could cause a decline in the products’ popularity that could reduce revenues and harm the business, operating results and financial condition. Failure to introduce new features and product lines and to achieve and sustain market acceptance could result in the Company being unable to meet consumer preferences and generate revenue, which could have a material adverse effect on profitability and financial results from operations.

Product Returns

Product returns are a customary part of any consumer business. Products may be returned for various reasons, including expiration dates or lack of sufficient sales volume. Any increase in product returns could reduce the results of operations.

Obtaining Insurance

Due to the Company’s involvement in the industrial hemp industry, it may have a difficult time obtaining the various insurances that are desired to operate the business, which may expose the Company to additional risk and financial liability. Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, may be more difficult to find, and more expensive because of the regulatory regime applicable to the industry. There are no guarantees that the Company will be able to find such insurances in the future, or that the cost will be affordable. If the Company is forced to go without such insurances, it may prevent it from entering into certain business sectors, may inhibit growth, and may expose the Company to additional risk and financial liabilities.

The Company’s planned business will be heavily dependent upon its intangible property and technology.

The Company rwill rely upon copyrights, trade secrets, unpatented proprietary know-how and continuing innovation to protect the intangible property, technology and information that is considered important to the development of the business. The Company will rely on various methods to protect its proprietary rights, including confidentiality agreements with consultants, service providers and management that contain terms and conditions prohibiting unauthorized use and disclosure of confidential information. However, despite efforts to protect intangible property rights, unauthorized parties may attempt to copy or replicate intangible property, technology or processes. There can be no assurances that the steps taken by the Company to protect its intangible property, technology and information will be adequate to prevent misappropriation or independent third-party development of the Company’s intangible property, technology or processes. It is likely that other companies can duplicate a production process similar to the Company’s. Other companies may also be able to materially duplicate the Company’s proprietary plant strains. To the extent that any of the above would occur, revenue could be negatively affected, and in the future, the Company may have to litigate to enforce its intangible property rights, which could result in substantial costs and divert management’s attention and other resources.

Intellectual Property Claims

Companies in the retail and wholesale consumer packaged goods industries frequently own trademarks and trade secrets and often enter into litigation based on allegations of infringement or other violations of intangible property rights. The Company may be subject to intangible property rights claims in the future and its products may not be able to withstand any third-party claims or rights against their use. Any intangible property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent the Company from offering its products to others and may require that the Company procure substitute products or services for these members. With respect to any intangible property rights claim, the Company may have to pay damages or stop using intangible property found to be in violation of a third-party’s rights. The Company may have to seek a license for the intangible property, which may not be available on reasonable terms and may significantly increase operating expenses. The technology also may not be available for license at all. As a result, the Company may also be required to pursue alternative options, which could require significant effort and expense. If the Company cannot license or obtain an alternative for the infringing aspects of its business, it may be forced to limit product offerings and may be unable to compete effectively. Any of these results could harm the Company’s brand and prevent it from generating sufficient revenue or achieving profitability. Trade Secrets may be Difficult to Protect

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The Company’s success will depend upon the skills, knowledge and experience of its scientific and technical personnel, consultants and advisors, as well as contractors.

Because the Company will operate in a highly competitive industry, it will rely in part on trade secrets to protect its proprietary products and processes. However, trade secrets are difficult to protect. The Company intends to enter into confidentiality or non-disclosure agreements with its corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third-parties confidential information developed by the receiving party or made known to the receiving party by the Company during the course of the receiving party’s relationship with the Company. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to the Company will be its exclusive property, and the Company enters into assignment agreements to perfect its rights. These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to the Company. The Company’s trade secrets also could be independently discovered by competitors, in which case the Company would not be able to prevent the use of such trade secrets by its competitors. The enforcement of a claim alleging that a party illegally obtained and was using the Company’s trade secrets could be difficult, expensive and time consuming and the outcome could be unpredictable. The failure to obtain or maintain meaningful trade secret protection could adversely affect the Company’s competitive position.

Risks related to the regulatory environment.

We are subject to the risk of potential changes to state laws pertaining to industrial hemp.

As of the date hereof, approximately forty states authorized industrial hemp programs pursuant to the Farm Bill. Continued development of the industrial hemp industry will be dependent upon new legislative authorization of industrial hemp at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp industry is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where the Company has business interests. Any one of these factors could slow or halt use of 25 industrial hemp, which could negatively impact the business up to possibly causing the Company to discontinue operations as a whole.

Costs Associated with Numerous Laws and Regulations

The manufacture, labeling and distribution of the Company products will be regulated by various federal, state and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of the Company’s product claims or the ability to sell products in the future. The FDA may regulate the Company’s products to ensure that the products are not adulterated or misbranded. The Company is subject to regulation by the federal government and other state and local agencies as a result of its CBD products. The shifting compliance environment and the need to build and maintain robust systems to comply with different compliance in multiple jurisdictions increases the possibility that the Company may violate one or more of the requirements. If the Company’s operations are found to be in violation of any of such laws or any other governmental regulations that apply to the Company, it may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of the Company’s operations, any of which could adversely affect the ability to operate the Company’s business and its financial results. Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. The Company’s advertising will be subject to regulation by the Federal Trade Commission (“FTC”) under the Federal Trade Commission Act. In recent years, the FTC has initiated numerous investigations of dietary and nutrition supplement products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class-action certifications, seek class-wide damages and product recalls of products sold by the Company. Any actions against the Company by governmental authorities or private litigants could have a material adverse effect on the Company’s business, financial condition and results of operations.

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We are subject to uncertainty caused by potential changes in legal regulations.

There is substantial uncertainty and different interpretations among federal, state and local regulatory agencies, legislators, academics and businesses as to the importation of derivatives from exempted portions of the cannabis plant and the scope of operation of Farm Bill-compliant hemp programs relative to the Controlled Substances Act (CSA), the Farm Bill and the emerging regulation of cannabinoids. These different opinions include, but are not limited to, the regulation of cannabinoids by the DEA and/or the FDA and the extent to which manufacturers of products containing imported raw materials and/or Farm Bill-compliant cultivators and processors may engage in interstate commerce. The uncertainties cannot be resolved without further federal, and perhaps even state-level, legislation, regulation or a definitive judicial interpretation of existing legislation and rules. If these uncertainties continue, such may have an adverse effect upon the introduction of the Company’s products in different markets. Regulatory Approval and Permits The Company may be required to obtain and maintain certain permits, licenses and approvals in the jurisdictions where its products are licensed, although the Company does 26 not currently anticipate that such approvals will be necessary. There can be no assurance that the Company will be able to obtain or maintain any necessary licenses, permits or approvals, and in particular, should the Drug Enforcement Administration (DEA) succeed in the pending litigation on the Final Rule, suppliers of CBD hemp products could be required to obtain a CSA permit, which would likely not be a feasible option for retail products. Any material delay or inability to receive these items is likely to delay and/or inhibit the Company’s ability to conduct its business, and could have an adverse effect on the business, financial condition and results of operations.

Other Corporate Risks

We have an unproven business model and a limited operating history upon which an evaluation of our prospects can be made.

Our future operations are contingent upon generating revenues and raising capital for operations. Because we have a limited operating history, it is difficult to evaluate our business and future prospects and there are substantial risks, uncertainties, expenses and difficulties that we are subject to. There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies. We cannot be certain that our business strategy will be successful or that we will successfully address the risks we face. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We have a history of losses and can provide no assurance of our future operating results.

We have not yet begun to generate revenues. For the three months ended March 31, 2019, we incurred a net loss of $61,719. For the years ended September 30, 2018 and September 30, 2017, we incurred net losses of $176,033 and $71,105. As of March 31, 2019, we had an aggregate accumulated deficit of $923,866.

Our independent registered auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended September 30, 2018 and 2017, include an explanatory paragraph that such financial statements were prepared assuming that we would continue as a going concern. As discussed in Note 3 to the financial statements for the years ended September 30, 2018 and, 2017 , included with this prospectus, because of our lack of revenue and capital deficiency there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, shareholders may lose their entire investments.

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We will need to raise additional capital to fund our business.

We will need to raise additional capital to fund our operations and capital expenditures, as we have not yet generated revenues. Such additional funding may not be available on terms acceptable to the Company, or at all. Any additional equity financing we raise may involve substantial dilution to the existing shareholders.

We expect to depend on the stability and availability of our information technology systems.

We expect to rely on information technology in all aspects of our business. A significant disruption or failure of our information technology systems could result in service interruptions, revenue collection disruptions, safety failures, security violations, regulatory compliance failures and the inability to protect corporate information assets against intruders or other operational difficulties. Although we anticipate taking steps to mitigate these risks, a significant disruption could adversely affect our results of operations, financial condition or liquidity. Additionally, if we are unable to acquire or implement new technology, we may suffer a competitive disadvantage, which could also have an adverse effect on our results of operations, financial condition or liquidity.

We will need to increase the size of our organization and may experience difficulties in managing growth.

We are a small company with a minimal number of employees. With the start of our planned principal activities, we expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

The loss of any of our executive officers, directors or key personnel would likely have an adverse effect on our business.

Our future success will depend to a significant extent on the continued services of our senior management and other key personnel, particularly Harpreet Sangha and Craig Alford. The loss of the services of Mr. Sangha, Mr. Alford or other key employees or directors would also likely have an adverse effect on our operations.

General Economic Risks

Acts of terrorism or war, as well as the threat of war, may cause significant disruptions in our business operations.

Terrorist attacks and any government response to those types of attacks and war or risk of war may adversely affect our results of operations, financial condition or liquidity. Our mining properties could be direct targets or indirect casualties of an act or acts of terror, which could cause significant business interruption and result in increased costs and liabilities and decreased revenues, which could have an adverse effect on operating results and financial condition. Such effects could be magnified if releases of hazardous materials are involved. Any act of terror, retaliatory strike, sustained military campaign or war or risk of war may have an adverse impact on our operating results and financial condition by causing unpredictable operating or financial conditions, loss of critical customers or partners, volatility or sustained increase of fuel prices, fuel shortages, general economic decline and instability or weakness of financial markets. In addition, in the event that we obtain insurance in the future, insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically, the coverage available may not adequately compensate us for certain types of incidents and certain coverage may not be available to us in the future.

Fuel supply availability and fuel prices may adversely affect our results of operations, financial condition or liquidity.

Fuel supply availability could be impacted as a result of limitations in refining capacity, disruptions to the supply chain, rising global demand and international political and economic factors. A significant reduction in fuel availability could increase fuel costs resulting in reduced margins. Each of these factors could have an adverse effect on our operating results, financial condition or liquidity. If the price of fuel increases substantially, we may be able to offset a significant portion of these higher fuel costs through a fuel surcharge program or increase in ticket prices, which may result in loss of customers.

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Downturns in the economy could adversely affect demand for our future services.

Significant, extended negative changes in domestic and global economic conditions that impact future customers transported by us and may have an adverse effect on our operating results, financial condition or liquidity. Declines in economic growth and the United States travel industry all could result in reduced revenues.

Negative changes in general economic conditions could lead to disruptions in the credit markets, increase credit risks and could adversely affect our financial condition or liquidity.

Challenging economic conditions may not only affect future revenues due to reduced demand for many goods and services but could result in payment delays and increased credit risk. Mines are capital-intensive and we may need to finance a portion of the building and maintenance of infrastructure as well as mining equipment. Economic slowdowns and related credit market disruptions may adversely affect our cost structure, our timely access to capital to meet financing needs and costs of its financings.

Risks Related to Our Common Stock

A large percentage of our stock is owned by relatively few people, including officers and directors.

As of May 24, 2019, our officers and directors beneficially owned approximately 62% of our outstanding common stock. If you purchase shares, you may be subject to certain risks due to the concentrated ownership of our common stock. For example, these stockholders could, if they were to act together, affect the outcome of stockholder votes, which could, among other things, affect elections of directors, delay or prevent a change in control or other transaction that might be beneficial to you as a stockholder.

We have not paid dividends on common stock in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock would depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

Our common stock is currently quoted on the OTC Markets under the symbol "BRLL". There is a limited trading market for our common stock. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock, which may adversely affect the market price of our common stock. A limited market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or assets by using common stock as consideration. There can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market for our common stock is highly volatile. The trading price of our common stock on the OTC Markets is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs while diverting management's attention and resources.

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Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to this prospectus or Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our common stock pursuant to this prospectus or Rule 144 may have a material adverse effect on the market price of our common stock. Such shares may include shares issuable pursuant to convertible debt or exercise of warrants. As of September 30, 2018, there are 7,536,400 shares of our common stock issuable upon conversion of outstanding convertible debt.

Our common stock may be considered a "penny stock" and is subject to additional sale and trading regulations that may make it more difficult to buy or sell.

We anticipate that our common stock may be considered to be a "penny stock" and securities broker-dealers participating in sales of common stock will be subject to the "penny stock" regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

As an issuer of "penny stock", the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if our common stock is considered a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Future issuances of common shares may be adversely affected by the EPA.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the Equity Purchase Agreement, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by CROWN BRIDGE will depress the market price of our common stock.

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Draw-downs under the EPA may cause dilution to existing shareholders.

CROWN BRIDGE has committed to purchase up to $3,000,000 worth of shares of our common stock. From time to time during the term of the EPA, and at our sole discretion, we may present CROWN BRIDGE with a drawdown notice requiring CROWN BRIDGE to purchase shares of our common stock. The purchase price to be paid by CROWN BRIDGE will be 80% of the Market Price of our common stock, which is defined as the lowest traded price within the 10 trading days following the Clearing Date. We will be entitled to put to CROWN BRIDGE on each put date such number of shares of common stock as equals the lesser of $100,000 or 200% of the average of the dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by CROWN BRIDGE shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by CROWN BRIDGE, would exceed 4.99% of the number of shares of our common stock outstanding. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the shares by CROWN BRIDGE. The issue and sale of the shares under the Equity Purchase Agreement may also have an adverse effect on the market price of the common shares. CROWN BRIDGE may resell some, if not all, of the shares that we issue to it under the EPA and such sales could cause the market price of the common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to CROWN BRIDGE in exchange for each dollar of the put amount. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by CROWN BRIDGE, and because our existing stockholders may disagree with a decision to sell shares to CROWN BRIDGE at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the EPA when our share price is decreasing, we will need to issue more shares to raise the same amount of funding. There is no guarantee that we will satisfy the conditions to the EPA. Although the Equity Purchase Agreement provides that we can require CROWN BRIDGE to purchase, at our discretion, up to $3,000,000 worth of shares of our common stock in the aggregate, there can be no assurances that we will be able to satisfy the closing conditions applicable for each put. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to CROWN BRIDGE. There is no guarantee that we will be able to fully utilize the EPA.

We are an "emerging growth company" and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards, and we have elected to take advantage of this extended transition period. In other words, as an emerging growth company, we have elected to take advantage of the provision of the JOBS Act allowing us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We are also currently able to take advantage of certain of these exemptions as a smaller reporting company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.0 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

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FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, includes some statement that are not purely historical and that are "forward-looking statements." Such forward-looking statements include, but are not limited to, statements regarding our and their management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "potential," "predicts," "projects," "seeks," "should," "will," "would" and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are made based on management's beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holder. We have agreed to bear the certain expenses relating to the registration of the shares for the selling security holders. We anticipate receiving proceeds from any "puts" tendered to CROWN BRIDGE under the EPA. Proceeds will be used for General Operating Expenses and Working Capital.

DETERMINATION OF OFFERING PRICE

The offering price for the shares sold to CROWN BRIDGE under the put will equal 80% of the Market Price of our common stock on the date the purchase price is calculated, which is defined as the lowest traded price during the 10 trading days following the Clearing Date. To the extent that the disparity between the offering price and market price of the common stock is material, such disparity was determined by us to be fair in consideration of CROWN BRIDGE establishing a line of credit to facilitate our ongoing operations.

Equity Purchase Agreement

We entered into the Equity Purchase Agreement (“EPA”) with CROWN BRIDGE on November 13, 2018. Pursuant to the EPA, CROWN BRIDGE committed to purchase up to $3,000,000 worth of our common stock, over a period of time terminating on the earlier of: (i) 36 months from the date of the agreement; (ii) the date on which CROWN BRIDGE has purchase shares of our common stock pursuant to the EPA for an aggregate maximum purchase price of $3,000,000; or (iii) if there is no effective registration statement after the registration statement of which this prospectus forms a part is ordered effective. We may draw on this facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the EPA. The purchase price to be paid by CROWN BRIDGE will be 80% of the Market Price of our common stock, defined as the lowest price traded during the 10 trading days following the Clearing Date. We will be entitled to put to CROWN BRIDGE on each put date such number of shares of common stock as equals the lesser of $100,000 or 200% of the average of the dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by CROWN BRIDGE shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by CROWN BRIDGE, would exceed 4.99% of the number of shares of our common stock outstanding. The EPA provides for payment to us of the price for the shares delivered to CROWN BRIDGE within one business day of electronic delivery of the shares. There are put restrictions applied on days between the drawdown notice date and the closing date with respect to that particular put. During such time, we are not entitled to deliver another drawdown notice. There are circumstances under which we will not be entitled to put shares to CROWN BRIDGE including the following:

☐ we will not be entitled to put shares to CROWN BRIDGE unless there is an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), to cover the resale of the shares by CROWN BRIDGE;

☐ we will not be entitled to put shares to CROWN BRIDGE unless our common stock continues to be quoted on OTC Markets and has not been suspended from trading;

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☐ we will not be entitled to put shares to CROWN BRIDGE if an injunction shall have been issued and remain in force against us, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the shares to CROWN BRIDGE;

☐ we will not be entitled to put shares to CROWN BRIDGE if we have not complied with our obligations and are otherwise in breach of or in default under, the EPA, our Registration Rights Agreement with CROWN BRIDGE (the "Registration Rights Agreement") or any other agreement executed in connection therewith with CROWN BRIDGE; and,

☐ we will not be entitled to put shares to CROWN BRIDGE to the extent that such shares would cause CROWN BRIDGE 's beneficial ownership to exceed 4.99% of our outstanding shares.

The EPA further provides that CROWN BRIDGE is entitled to customary indemnification from us for any losses or liabilities it suffers as a result of any material misrepresentation, breach of warranty or non-fulfillment of or a failure to perform any material covenant or agreement contained in the EPA. The EPA also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the EPA and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the EPA. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Dilutive Effects

Under the EPA, the purchase price of the shares to be sold to CROWN BRIDGE will be at a price equal to 80% of the Market Price of our common stock, defined as the lowest traded price during the 10 trading days following the Clearing Date. The table below illustrates an issuance of shares of common stock to CROWN BRIDGE under the EPA for a hypothetical draw down amount of $100,000 at an assumed Market Price of $0.93:

Draw Down Amount	Price to be paid by CROWN BRIDGE	Number of Shares to be Issued
$100,000	$0.74	107,527

By comparison, if the Market Price of our common stock was $0.10, the number of shares that we would be required to issue in order to have the same draw down amount of $100,000 would be greater, as shown by the following table:

Draw Down Amount	Price to be paid by CROWN BRIDGE	Number of Shares to be Issued

$100,000	$0.08	1,000,000

Accordingly, there would be dilution of an additional 892,473 shares issued due to the lower stock price of $0.10 per share. In effect, if we are interested in receiving a fixed funding amount, a lower price per share of our common stock means a higher number of shares to be issued to CROWN BRIDGE in order to receive that fixed funding amount, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by CROWN BRIDGE, and because our existing stockholders may disagree with a decision to sell shares to CROWN BRIDGE at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

The actual number of shares that will be issued to CROWN BRIDGE under the EPA will depend upon the market price of our common stock at the time of our puts to CROWN BRIDGE.

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Likelihood of Accessing the Full Amount of the EPA

Notwithstanding that the EPA is in an amount of $3,000,000, the likelihood that we would access the full $3,000,000 is uncertain. This is due to several factors including the fact that the EPA's share volume limitations will limit our use of the EPA and the market price may increase and thus fewer shares will need to be issued.

We determined to register for CROWN BRIDGE in this registration statement a total of 7,500,000 shares in order to allow the greatest possible flexibility under the EPA. The amount of shares that might be utilized under the EPA cannot be determined at this time as it will fluctuate with the market price of our stock and our financial requirements.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time by the selling shareholders identified herein of up to an aggregate of 9,250,000 shares of common stock consisting of:

7,500,000 shares of our common stock underlying an Equity Line extended by CROWN BRIDGE PARTNERS, LLC (“CROWN BRIDGE”) for up to $3,000,000, together with 1,750,000 shares constituting the maximum commitment fee payable to Crown Bridge under the Equity Line. 175,000 of the commitment shares were initially issued at the Equity Line closing. CROWN BRIDGE has agreed to purchase these shares if put to it by us pursuant to the terms of the Equity Purchase Agreement (the “EPA”) we entered into with CROWN BRIDGE on November 13, 2018. Subject to the terms and conditions of the EPA, we have the right to "put," or sell, up to $3,000,000 worth of shares of our common stock to CROWN BRIDGE. This arrangement is sometimes referred to as an "EPA." We will not receive any proceeds from the resale of these shares of common stock offered by CROWN BRIDGE. We will, however, receive proceeds from the sale of shares directly to CROWN BRIDGE pursuant to the EPA. When we put an amount of shares to CROWN BRIDGE, the per share purchase price that CROWN BRIDGE will pay to us in respect of such put will be determined in accordance with a formula set forth in the Equity Purchase Agreement. There will be no underwriter's discounts or commissions so we will receive all of the proceeds of our sale to CROWN BRIDGE. The purchase price to be paid by CROWN BRIDGE will be equal to 80% multiplied by the lowest traded price of our common stock for the 10 trading days following the Clearing Date (the “Market Price”). We will be entitled to put to CROWN BRIDGE on each put the lesser of $100,000 or 200% of the average of the dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by CROWN BRIDGE shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by CROWN BRIDGE, would exceed 4.99% of the number of shares of our common stock outstanding. CROWN BRIDGE may sell any shares offered under this prospectus at prevailing market prices or privately negotiated prices. CROWN BRIDGE is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the resale of our common stock under the EPA

The transactions by which the selling stockholder acquired their securities from us were exempt under the registration provisions of the Securities Act.

The shares of common stock referred to above are being registered to permit public sales of the shares of Common Stock, and the selling stockholder may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholder in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholder and the shares of our common stock offered in this prospectus. The selling stockholder has had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of its acquisition of our shares or other securities.

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Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 38,734,100 shares of Common stock outstanding as of November 13, 2018.

Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
CROWN BRIDGE Partners, LLC (1)	(2)9,125,000	9,125,000	-0-	-0-

_______

(1)

Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

(2)	The name and address of the natural person controlling Crown Bridge Partners is Seth Ahdoot, 1173a 2nd Ave., Ste 126, New York, NY 10065.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholder may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholder upon the termination of the offering.

DESCRIPTION OF BUSINESS

BARREL ENERGY INC. is a Nevada corporation, incorporated January 17, 2014, which has engaged historically in the oil and gas sector of the energy industry through its ownership of 2,560 acres of oil & gas leases known as the Bison Property in Alberta, Canada. The Company has realized no revenues from its limited oil and gas activities. Barrel Energy, Inc. is referred to as the “Company” or “Barrel.”

On May 14, 2019, Barrel entered into a Lease with Crocker Acana, LLC of 602 acres of land in Tehama County, California. The Company’s intent is to farm the land to grow hemp. This will require a permit from the Tehama County government, which permit has been applied for but not yet obtained. The Lease is for a term of ten calendar years. The rent is $1,000 per acre, totaling $602,000 per year, payable monthly. However, in the first lease year payment is due $200,000 on September 30th 2019. A second payment of $200,000 is due by January 30, 2020. The final payment of $202,000 is due on or before March 31, 2020.

The Land is located in an agricultural area approximately 5 miles west of the town of Cornell, California. The property is owned by Crocker Acana, LLC.

Barrel intends to grow industrial hemp and produce and distribute hemp-based, CBD wellness products. Through a vertically integrated business model, the Company intends to improve customers’ lives and meet their demands for stringent product quality, efficacy and consistency.

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The Company does not intend to produce or sell medicinal or recreational marijuana or products derived therefrom.

The Company’s primary products will be made from whole-plant hemp extracts containing a broad spectrum of phytocannabinoids, including CBD, terpenes, flavonoids and other minor but valuable hemp compounds. The Company believes the presence of these various compounds will work synergistically to heighten the effects of the products, making them superior to single-compound CBD isolates. Hemp extracts are produced from Industrial Hemp, which is defined as Cannabis with less than 0.3% THC. THC causes psychoactive effects when consumed and is typically associated with marijuana (i.e. Cannabis with high-THC content). The Company does not intend to produce or sell medicinal or recreational marijuana or products derived from high-THC Cannabis/marijuana plants. Industrial Hemp products have no psychoactive effects. The Company’s intended product categories may include tinctures (liquid product), capsules and topical products. Planned product categories may include powdered supplements, single-use, beverage, sport, professional (dedicated health care practitioner products) and new delivery methods. The Company’s products are intended to be distributed through an e-commerce website, select wholesalers and a variety of brick and mortar retailers. The Company intends to grow its hemp on the Tehama County, California property.

The Company has not earned any revenues to date and we do not anticipate earning revenues until we have planted and harvested our first crop of hemp.

The Company’s entry into the hemp business is a material change in its business direction. Through a land lease agreement with Crocker Acana, LLC, Barrel Energy intends to cultivate Hemp for various uses and by-products. Given the substantial change in business strategy, the Company is setting forth below some basic information concerning hemp, its uses and its markets.

Barrel believes that this change of strategy will result in better access to capital and better serve shareholders. The lease agreement covers access, all relevant rights and usage of 4 parcels of land within Tehama County, California. The entire Leased Lands cover a total of 602.14 acres, located approximately 100 miles north of Sacramento, California. See Table x and Figure x & x.

Table 1. Leased Land Parcels in Tehama County, California.

Parcel Number	Acres	Section #
061-260-014	200	14
061-260-015	102.52	15
061-260-016	119.62	16
061-260-017	180	17
Total Acres	602.14

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Figue 1. Satellite View of the Leased Lands, which are comprised of the area within the red boundary, but outside (primarily north) of the yellow hashed line, hatched by white lines.

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Figure 2. Area of Leased Lands, 061-260 Parcels 14 through 17, Tehama County, California.

FILE COPY

T.24N., R.4W., M.D.B.&M.

61–26

22
18
28
30
29
33
39
18
19
20
21
CORNING RD.
GLENN RD.
DETAIL 1"=100'
CORNING
RD.
GLENN
RD.
SEE DETAIL
Jewett Creek
Hollow
Houghton
Creek
BUTTE MOUNTAIN RD.
149 Ac.
591.73 Ac.
337.23 Ac.
200 Ac.
102.52 Ac.
119.62 Ac.
160 Ac.
19.62 Ac.
53.08Ac
53Ac
53.38Ac
34.33Ac
124 Ac.
337.48 Ac.
156.02 Ac.
228.11 Ac.
1"= 1200'

R.S. Bk.P, Pg. 90
R.S. Bk. V, Pg. 33
R.S. Bk. X, Pg. 82
R.S. Bk. X, Pg. 242
P.M. Bk. 13, Pg. 63–P.M. No. 04–34

NOTE–Assessor's Block Numbers Shown in Ellipses
Assessor's Parcel Numbers Shown in Circles

Assessor's Map Bk. 61 –Pg. 26
County of Tehama, Calif.

MAY 0 8 2006

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The majority of the land use in the direct and surrounding area is for agriculture, with the whole County being contained within the important agricultural region known as the Sacramento Valley. Barrel management considers the Leased Lands in Tehama County a promising area for Hemp cultivation.

Hemp is considered a resilient plant and has been cultivated and used for centuries. Hemp grows in various climates, and has a relatively fast growth cycle. The Hemp plant comes in a number of varieties and has a number of potentially profitable components and applications.

Hemps’ plant fibers make it possibly suitable for uses similar to cotton and synthetic materials with a multitude of uses.

Hemp Biofuel has been proposed as an alternative to oil and Hemp has been shown to be a possible replacement for petrochemical plastics with Hemp based lightweight biodegradable bioplastics. While this technology sounds cutting edge, back in 1941, with steel shortages, Henry Ford successfully built a car with a tough Hemp-plastic body that ran on Hemp based fuel.

The hemp plant also contains Cannabidiol (CBD) compounds.

Hemp – definition

Hemp, like Marijuana, is a strain of the Cannabis sativa plant species, however, Hemp is completely different from Marijuana in its function, cultivation and application. To the untrained eye, Hemp and Marijuana can appear similar, however, Hemp is naturally high in Cannabidiol (CBD) and low in Tetrahydrocannabinol (THC), the psychoactive element found within Marijuana.

Legal Considerations

The cultivation and production of Industrial Hemp is legal both at the State level in California and recently at the Federal level.

The California Industrial Hemp Farming Act (Senate Bill 566, Chapter 398, Statutes of 2013) was signed into law to authorize the commercial production of industrial hemp in California. The Act became effective on January 1, 2017, due to a provision in the Adult Use of Marijuana Act (Proposition 64, November 2016).

The U.S. Federal Agricultural Act of 2014 (“the Farm Bill”) defined “industrial hemp” and distinguished it legally from marijuana. A ‘0.3 percent THC or less’ qualification for Hemp was enshrined in Section 7606 of the Agricultural Act and renewed when Congress approved the 2018 Farm Bill. The Farm Bill was passed by the Senate on December 11, 2018, and by the House on December 12. On December 20, 2018, it received the President's signature and became law.

Essentially the Farm Bill fully supports the growth of Hemp providing the plant does not top 0.3 percent (%) THC. THC induces psychoactive effects (gets the user “high”). Thus, if a Hemp strain has greater than 0.3% it would be considered ‘marijuana’, a controlled substance, which is currently illegal to grow at the Federal level.

For the first time ever, the U.S. now ranks among the top hemp growing countries in the world.

The United States now produces the third most hemp in the world. This may be due to the growing CBD market, plus other uses for hemp, along with reformation of laws around cultivation, processing, and production of hemp.

Thanks to the 2018 Farm Bill which legalized the crop nationwide, there’s a good chance the U.S. will continue to climb this list. Right now, the vast majority of hemp in the U.S. is grown for CBD. Other forms of hemp, used in textiles, fabric, or hempcrete, are often imported. We can expect that in the coming years, the U.S. will not only grow more hemp, but more forms of the plant too.

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Hemp Seeds – Use as Food

The industrial hemp plant is a prolific seed-bearer; yielding 0.6 to 2.4 tonnes per hectare when cultivated commercially and depending on variety and growing conditions. The bushel weight of hemp is 44 lb. with about 27,000 seeds per pound.

While called a seed, Hemp seeds are also referred to as a nut. Technically though, it’s a type of dry indehiscent fruit called an Achene, the same as sunflowers seeds. An indehiscent fruit is one that doesn’t crack open when it ripens but relies on consumption or decomposition to release the seed.

Hempseeds contain anti-oxidants, protein, carotene, phytosterols and phospholipids as well as several minerals including calcium, magnesium, Sulphur, potassium, iron, zinc and phosphorus. They are a source of complete protein and contain all 20 known amino acids, including the nine essential amino acids.

Hemp seeds generally contain 30–35% oil by weight, with some varieties containing up to 50% oil. Hemp seed oil i is typically comprised of approximately 25-35% fatty acids, 20-25% protein, 20-30% carbohydrates, and 10-15% fiber. The oil contains vitamins A, B1, B2, B3, B6, C, D and E (a natural anti-oxidant), all in an easily digestible form. The essential fatty acid (EFA) content, contains Linoleic Acid (LA) and Linolenic Acid (LNA) and is a great source of omega-6 and omega-3 polyunsaturated fatty acids (PUFA).

Table x. Oil content and Fatty Acid comparison of Hemp seed oil to other seed oils. Adapted from U.Erasums, Fats the Heal, Fats that Kill (1993)

Seed Type	Oil Content	Fatty Acid Composition (% of total oil)
	(%)	Omega 3	Omega 6	GLA	Omega 9	Stearic	Palmitic
Hemp	35	20	58	1.8	12	2	6
Flax	35	58	14	-	19	4	5
Soybean	17.7	7	50	-	26	6	9
Wheat germ	10.9	5	50	-	25	18	-
Sunflower	47.3	-	65	-	23	12	-
Olive	20	-	8	-	76	16	-

Varieties of Hemp Foods

HEMP SEED OIL - Hemp seed oil is made by cold pressing of hemp seeds and is not suitable for frying because of its low smoke point (160 C/320 F). One of the main health benefit of hemp seed oil is that it offers a very balanced EFA (essential fatty acids) distributions in your body, unlike flaxseed oil.

HEMP OIL - Often confused with hemp seed oil, another variation of hemp oil is hemp extract oils with phytocannabinoids. One of the most clinically studied cannabinoids is CBD (cannabidiol). which is believed to have a number of health benefits.

HEMP SEEDS - Added to salads, hemp hearts are rich in fiber, full of complete proteins, and contains well-balanced fats. HEMP MILK - Hemp milk, is another popular product made from hemp seeds, often additionally flavored with vanilla or chocolates. Overall, it is an alternative to soy, nuts milk or traditional milk as it contains no dairy. HEMP TEA - Hemp tea, which consists of dry hemp leaves or toasted hemp seeds, contains trace amount of many useful cannabinoids (like CBD) that may substantially vary depending on the plant species. However, majority of cannabinoids are not water soluble. Therefore, in order to maximize the possible benefits of hemp tea, the dry hemp can be added with a few spoons of oil, butter, or some alcohol. This may help cannabinoids to dissolve faster and more effectively.

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Hemp Fabric and Materials

Hemp fabric is very soft on the skin and is known for growing softer with each wear A number of companies produce appealing hemp clothing.

Cotton: Cotton is grown in fields, like hemp, and is harvested by cotton harvesters, those big machines that can harvest cotton at a super-human rate. Then, like hemp, cotton is put through a “ginning” process, in which the fibers are separated from the seeds. The fibers are put through multiple processes that further refine them, like scutching, hackling and roving. Once the cotton is ready, it is spun into fabric.

Wool: This material is easier to process, as it takes less steps to reach its final product. One needs to harvest the wool, then process it via techniques called ‘carding’ and ‘combing’ that smooths and refines the wool, and then weave or knit it into the fabric. Although easier to process, cattle farming creates its own carbon foot print and a great deal of waste. Not only do you have to use energy and water to process wool, but you have to feed, clean and maintain the sheep. Sheep who produce methane-dense waste and require more resources to survive than a plant.

Right now, most hemp products in the U.S., including hemp fabric, are made from imported hemp. This increases both the carbon footprint, or environmental cost of making hemp products, and the final cost that the consumer, pays to buy them.

While hemp is harvested and processed similarly to other fabrics, its main advantage is through the hemp plant itself. Hemp may use less water than it takes to grow cotton and can often be rain-fed. Hemp can grow in many different soil conditions, and unlike cotton (which depletes the soil of nutrients) hemp’s deep-reaching roots may better preserve the topsoil and subsoil. Hemp grows densely as well, leaving less room for weeds and competing plants and may be less vulnerable to insects. Lastly, hemp grows relatively fast, only needing 120-days to be ready for harvest.

Hemp fabric only requires the stalk of the hemp plant leaving the leaves and seeds to make hemp oil, hemp fuel, and other products that each have their own benefits.

Various Hemp Building Materials - Benefits of Hemp in Building Construction

Hemp can replace synthetic, petroleum based and other high embodied energy materials to produce high performance products.

The parts of the hemp plant currently used for construction are woody inner core (for hempcrete), the outer fibrous skin (for hemp fiber batt insulation) and hemp seed oil (for hemp oil wood finish and deck stain).

Hemp shiv or hurd is mixed with lime-based binder to produce a rigid material that can be cast into walls, between or around structural supports. Hempcrete walls, when cured and finished, exhibit low toxicity and good vapor permeability while maintain a high degree of air tightness, thermal insulation, and stabilizing thermal mass. This combination of properties, unique to hempcrete, combines to create a sustainable, healthy and comfortable indoor environment.

Hemp Fiber “Batt” Insulation - Hemp fiber is bonded into sheets that be formed and cut into a variety of dimensions then installed as semi rigid “batts” between structural framing as a direct substitute to fiberglass and many other typical insulation materials. Hemp fiber insulation exhibits higher insulation performance (R-Value) but less other beneficial characteristics than Hemcrete in its typical application.

Hemp Oil Wood Finish and Deck Stain - Hemp oil is pressed from seeds and processed to produce a coating that is easy to use, beautiful and durable. Product test results show that hemp oil based deck stain can outperform high end commercial products in resistance to weathering while containing very low levels of toxic VOCs (volatile organic compounds), making it an excellent alternative to synthetic and petroleum based polymer coatings.

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Hemp vs Paper

The chemical composition of hemp hurds is similar to that of wood, making hemp a possible raw material for manufacturing paper. Hemp paper can be made from hemp plants’ long bast fiber or the short bast fiber (hurd or pulp). Hemp is suitable for paper as it has a higher cellulose and lower lignin content. Hemp paper may also be more eco-friendly and sustainable than tree paper, as hemp can be produced much quicker than trees.

Hemp was first used as paper in China where hemp fabric was smashed down into thin sheets to make the world’s first paper. The first identified paper dates back to the early Western Han Dynasty, which was around 200-150 BC. Since then, hemp paper was used all across the world. The Gutenberg Bible, Thomas Paine’s pamphlets, and the novels of Mark Twain were all printed on hemp. Even in Russia, hemp paper was used to print “bank notes, stamped paper, credit bills, postal stamps, bonds, stocks, and other watermarked paper” in the 1800s.

Although the final versions were written on parchment, the first and second drafts of the Declaration of Independence were written on Dutch hemp paper in the summer of 1776. Even prior to US independence, hemp was considered a crucial part of the revolution against Britain. Hemp was the key source of paper in the colonies and was used to print pamphlets that helped spread the revolution ideas. This helped establish the desire for independence in colonist’s minds.

Hemp paper was widely used across the world in the 1800s but declined in the early 1900s as hemp production and trading started to be prohibited. The turning point and biggest crisis for hemp came in the 1930s, when big synthetic textile companies and newspapers used lobbying powers to prohibit the cultivation of hemp in the United States. This was quite ironic, as the laws were enacted only a few months after Popular Mechanics had deemed hemp to be on the verge of becoming a “billion-dollar crop”. Hemp or hemp paper never fully recovered from this prohibition and current production is mainly for specialty paper only.

Hemp based CBD Market Demand

Cannabinoids are naturally occurring compounds found in Cannabis plant strains. THC and CBD are two of over 113 known cannabinoids that scientists have identified. While CBD does not contain any psychoactive properties, CBD may have certain health benefits.

Within the Hemp plant CBD is contained in ‘hemp buds’, which are the flowers of the hemp plant. These buds hold high concentrations of cannabinoids compared to the stalk, leaves, seeds and roots of the plant. CBD-rich strains of Hemp have been specially bred to contain a high-CBD content but low-THC content, allowing it to be sold legally across America.

CBD is the second most abundant compound in hemp, typically representing up to 40% of its extracts. Cannabinoids are fat-soluble and can come out of the plant during the production of hemp oil which involves extracting the fatty acids from the Hemp plant.

CBD has become increasingly popular within the health & wellness and beauty industry. CBD products already come in a number of forms such as flower, oils, edibles and tinctures and the U.S. has already approved a CBD-based drug, Epidiolex, to be used to treat epilepsy among children. The demand for CBD continues to grow and new products like CBD infused beverages and foods are rapidly emerging.

Potential Profitability

Barrel is currently working through cultivation and production schedules for 2019 and 2020. Substantial funding will be necessary to commence production on the leased land. Barrel intends to obtain financing through the capital market and high net worth investors.

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Currently, the U.S. imports a large portion of its hemp annually to be used for its fiber, seed and oil. Among the biggest foreign growers are Canada and China. It is the Company’s belief that California will play a major role in growing Hemp, processing it and manufacturing it into different products.

Barrel plans to establish itself as a producer of CBD products such as oils and concentrates. Barrel hopes to maximize the profit per acre we cultivate as well as process raw product we may source within the State of California.

Barrel is also considering entering the growing hemp-derived CBD supplements market.

Barrel also intends to rapidly reach out and establish solid business networks with current retailers to maintain secured demand for our CBD and Hemp by-products. We believe we will be well positioned to capitalize on recent consumer trends and legislation. We intend to stress a commitment to quality throughout the supply chain as well as develop product formulations that may maximize profit per acre and develop a Barrel Hemp brand.

Barrel understands that Research and Development, innovation and new product development are key to creating a market leading product portfolio. To this purpose management intends to rapidly reach out to our contacts in the field of medicine to research and develop new products and CBD applications and patents.

Competition

Barrel will have to compete with other companies growing and processing hemp in the United States and abroad. In recent years, most of the hemp utilized in the United States has been imported. Given the increased demand anticipated for hemp, numerous other personsare beginning to plant hemp, both in the Western United States, as will in the Eastern United States, notably on converted tobacco fields. Some of these other hemp growers have greater resources and experience than we do.

Patents and Trademarks

Barrel does not presently have any patents or trademarks.

Employees

As of March 31, 2019, we have 2 employees, Harpreet Sangha, our Chairman, who devotes approximately 50% of his time to our business, and Craig Alford, our President, who devotes approximately 75% of his time to our business.

DESCRIPTION OF PROPERTY

We share a virtual office located at 8275 S. Eastern Ave., Suite 200, Las Vegas, NV 89123. These facilities are adequate for the Company’s present needs.

LEGAL PROCEEDINGS

We are not party to any material legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Markets under the symbol "BRLL". Trading commenced on OTCMarkets on July 6, 2017. The following table sets forth the high and low prices per share of our common stock for each period indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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	Common Shares
Current Fiscal Year	High	Low
Quarter Ended December 31, 2018	$3.00	$0.12
Quarter Ended March 31, 2019	$3.00	$0.25

Year Ended September 30, 2018:	High		Low
Quarter Ended September 30, 2018		$0.12		$0.12
Quarter Ended June 30, 2018		$0.25		$0.25
Quarter Ended March 31, 2018		$0.35		$0.25
Quarter Ended December 31, 2017		$0.35		$0.098

Year Ended September 30, 2017:	High		Low
Quarter Ended September 30, 2017		$0.30		$0.098
Quarter Ended June 30, 2017		$0.02		$0.02
Quarter Ended March 31, 2017	$	NA	$	NA
Quarter Ended December 31, 2016	$	NA	$	NA

Number of Stockholders

As of March 31, 2018, there were 65 stockholders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Equity Compensation Plan Information

We do not have any equity compensation plan.

Transfer Agent

Our transfer agent is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598..

PENNY STOCK RULES

The U.S. Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

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The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

•	Contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

•	Contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" price for the penny stock and the significance of the spread between the bid and ask price;

•	Contains a toll-free number for inquiries on disciplinary actions;

•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock;

•	The compensation of the broker-dealer and its salesperson in the transaction;

•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	Monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

Overview

Barrel Energy, Inc. has historically engaged in the oil and gas business. It recently entered into a lease agreement for 602 acres in Tehama County, California on which the Company intends to grow hemp.

Three and six months ended March 31, 2019 and 2018

Liquidity and Capital Resources

At March 31, 2019, we had an accumulated deficit of $923,866. We recorded a net loss of $61,719 and $569,356 for the three and six months periods ended March 31, 2019 and net loss of $162,598 and $187,310 for the same periods in 2018, respectively. Based on these numbers there is substantial doubt that we can continue as a going concern unless we obtain external funding. Management plans to continue limited operations until we obtain additional funding to expand our operations.

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Working capital was negative $266,312 as of March 31, 2019, compared to negative working capital of $76,428 as of September 30, 2018.

Cash used in operations totaled $366,575 during the six months ended March 31, 2019, compared to cash used in operations of $155,774 during the same period in 2018.

Funds provided by financing activities was $366,553 from notes of $100,000, common stock sold for cash of $246,143 and proceeds from Convertible note of $30,000 offset by repayment to a related a party of $9,590 for the period ended March 31, 2019, compared to cash used in financing activities of $74,918 from repayment to related party during the same period in 2018.

The effect of foreign currency translation on cash flows was a positive $371 for the six months ended March 31, 2019, compared to a negative $10,240) in the same period in 2018.

Management expects to continue to issue common stock to pay for the future development and needs. The purchasers and manner of issuance will be determined according to our financial needs and the available exemptions. We also note that if we issue more shares of our common stock our shareholders may experience dilution in the value per share of their common stock.

We intend to rely on debt and equity financing, capital contributions from management and sales of our common stock to pay for costs, services, operating leases, litigation expense and future development of our business opportunities. Accordingly, our focus for the next twelve months will be to obtain additional funding through debt or equity financing. Our success in obtaining funding will depend upon our ability to sell our common stock or borrow on terms that are financially advantageous to us. If we are unable to obtain financing, then expansion of our operations will be delayed.

Results of Operations

The Company recorded no revenue during the three and six months periods ended March 31, 2019 and 2018.

General and administrative expenses for the three and six months periods ended March 31, 2019 totaled $237,295 and $426,864 compared to $161,311 and $184,706 for the same periods in 2018. The increase loss from operations for the three and six months in 2019 compared to 2018 was due to the consulting costs paid and accrued of $274,723 in 2019.

The Company incurred a net loss of $61,719 and $569,356 in the three and six months periods ended March 31, 2019, compared to net loss of $162,598 and $187,310 for the same periods in 2018. The higher net loss was due to higher general and administrative cost along and financing costs of $153,704 in the six months periods ended March 31, 2019 compared to the same periods in 2018.

Years Ended September 30, 2018 and 2017

Results of Operations

The following results of operations, cash flows and changes in our financial position are for years ended September 30, 2018 and 2017.

The Company had no revenue for the years ended September 30, 2018 and 2017. Expenses during the years ended September 30, 2018 were $170,886 and $88,331 for 2017. The increase in expenses in 2018 was due to payment to officer and director and consulting fees totaling $129,722.

Other expense during the year ended September 30, 2018 was $5,147consisting of interest expense and currency loss compared to other income of $17,226 consisting of interest expense of $7,399 and a gain on debt forgiveness of $24,625 in 2017.The Company incurred a net loss of $176,033 in the period ending September 30, 2018 compare to a net loss of $71,105 for the same period in 2017.

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Liquidity and Capital Resources

As of September 30, 2018, the Company had current assets of $36,791 in cash and prepaid expense. The company has $113,219 in current liabilities for negative working capital of $76,428. As of September 30, 2018, the Company had an accumulative deficit of $354,510.

Cash used in operating activities was $212,818 for the year ended September 30, 2018 and cash provided of $8,730 for 2017. The increase in the loss in 2018 from $71,105 in 2017 to $198,963 in 2018 was the major factor in the increased use of cash.

Cash used in financing activities as of September 30, 2018 was $32,448 which was the repayment of advances from related parties compared to cash provided of $250,000 in 2017 from the proceeds from the sale of common stock.

We do not currently engage in any business activities that provide cash flow. The costs of investigating and analyzing business combinations for the next 12 months and beyond such time will be paid with amounts to be loaned to or invested in us by our stockholders or other investors.

We believe we will be able to meet these costs through amounts, as necessary, to be loaned to or invested in us by our stockholder plus the placement of common stock for cash.

Critical Accounting Policies

The preparation of the financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

The financial statements have been prepared assuming that the Company will continue as a going concern. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company considers all highly liquid holdings with maturities of three months or less at the time of purchase to be cash equivalents. The Company does not have any receivables. The Company maintains its cash in back deposit accounts which, at times may exceed federally insured limits. The Company evaluates long –lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. The Company's financial instruments include cash, notes payable and derivative liabilities. Derivative liabilities are recorded at fair value. The principal balance of notes payable are at fair value because current interest rates and terms offered to the Company for similar debt are the same. The Company has no derivative liabilities.

Off Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

a) On January 16, 2019, Barrel Energy Inc. (the “Company”) received the resignation of Malone Bailey, LLP (“Malone Bailey”), as the Company’s independent registered public accounting firm.

Malone Bailey reports on the financial statements of the Company for the year ended September 30, 2017 did not contain an adverse opinion or disclaimer, and were not qualified or modified as to uncertainty, audit scope or accounting principles other than uncertainty as to the Company’s ability to continue as a going concern.

During the Company’s most recent fiscal year and any subsequent interim period preceding the resignation of Malone Bailey, there were no disagreements with Malone Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone Bailey, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

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During the Company’s most recent fiscal year and any subsequent interim period preceding the resignation of Malone Bailey, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K by Malone Bailey.

(b) On January 17, 2019, the Company appointed Fruci & Associates II, PLLC (“Fruci & Associates”), as its independent registered public accounting firm.

During the two most recent fiscal years and the interim period preceding our engagement of Fruci & Associates, we did not consult with them on any matter described in Item 304(a)(2) of Regulation S-K.

Quantitative and Qualitative Disclosures About Market Risk

Not required for smaller reporting companies.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and directors:

Name	Age	Office

Harpreet Sangha	54	Chairman of the Board of Directors, Director
Craig Alford	57	CEO, President and Director
Lowell Holden	75	CFO, Director
Sonny Janda	33	Director

Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors is duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors.

Set forth below is a brief description of the background and business experience of each of our executive officers and directors.

Harpreet Sangha, Chairman and Director

Mr. Sangha has been a founder, CEO and board member of several public companies and brings 32 years of entrepreneurial, operational and capital market experience to the Company. Currently, Mr. Sangha serves as Chairman of the Board of Black Cactus Global, Inc. (OTC: BLGI) and also as its CFO. Mr. Sangha has been an officer and director of Black Cactus since 2014. In 1986, he started his career as Investment Advisor and gained his affinity for raising capital for numerous startups and early stage public companies. Mr. Sangha departed this position in March 2006 to apply his unique ability of bringing capital to early stage projects and founded Douglas Lake Minerals. In the role of CEO, his leadership in Douglas Lake overcame rigorous operational challenges in the African environment and brought the value of the company to $240 million. He has also served as CEO, Secretary, and director of Sharprock Resources Inc. (OTCBB: SHRK) where he raised capital to explore a preproduction gold project in the Chukotka Region of Russia. He joined Rango Energy, Inc. in 2012 as Chairman of the Board and Chief Executive Officer. Mr. Sangha has established many valuable contacts and relationships with institutional clients worldwide.

Craig Alford, CEO, President and Director

Mr. Alford has joined the Company as its President. Mr. Alford has been involved for over 28 years in mineral and oil and gas exploration. Mr. Alford has worked throughout North and South America, several Central Asian Republics, Russia, Australia and Africa. This experience has included independent consulting assignments, and positions within the management of major and junior company exploration companies. Mr. Alford has worked as a consultant for Conoco Philips (COP:NYSE) and Canadian Natural Resources Ltd (CNQ:TSX) within Canada. Mr. Alford holds both a Bachelor of Science (Honors) and a Master of Science in Geology and is a professional geologist registered with the Association of Professional Geoscientists of Ontario (APGO).

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Lowell Holden, CFO and Director

For the past 36 years Mr. Holden has owned and operated his own consulting firm, LS Enterprises, Inc., which provides business consulting, accounting and other services to businesses. Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is practised and knowledgeable in managing relationships with customers, financing institutions and stockholders. Presently Mr. Holden serves as a director and Chief Financial Officer of Nascent Biotech, Inc., as Chief Financial Officer of Skkynet Cloud Systems, Inc (SKKY), as Chief Financial Officer and director of EMR Technology, and as Chief Executive Officer and Director of PTS, Inc (PTSH). Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements. Mr. Lowell Holden has a Bachelor of Science degree from Iowa State University.

Sonny Manra Singh Janda, Independent Director

Mr. Janda holds a Bachelor of Arts degree, with a major in Economics from Simon Fraser University, B.C. and has a background in real estate, mining and finance. Mr. Janda started his career in 2007 with exposure to capital markets as a junior analyst on various public and private companies. The sectors include mining, exploration and real estate development, acquisition, planning and agriculture-tech sectors. He has been involved with construction of over half a million square feet and implementation of almost 1,000 acres of walnuts and vineyard predominantly within Northern California and British Columbia. Mr. Janda’s current projects include high-rise residential, large format retail/commercial centers, low-rise apartment complexes, as well as large precious metal exploration projects in Africa and related project financing .

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers. Harpreet Sangha, our Chairman, CEO and Director is not related to Gurminder Sangha, our former CEO and Director.

Legal Proceedings

Except as set forth below, to our knowledge, during the last ten years, none of our directors and executive officers have:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•

Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•

Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•

Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

We have not established any board committees and does not have an audit committee financial expert due to the small size and early stage of the Company.

33

Board Leadership Structure and Role in Risk Oversight

Mr. Sangha serves as chairman and chief executive officer. Due to the small size and early stage of the Company, we believe it is currently most effective to have the chairman and chief executive officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company's assessment of risks. The board of directors focuses on the most significant risks facing the Company and the Company's general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the board's appetite for risk. While the board of directors oversees the Company's risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer and principal accounting officer.

EXECUTIVE COMPENSATION

Annual Compensation

The following table sets forth information concerning the total compensation paid or accrued by us during the two fiscal years ended September 30, 2018 to:

•	All individuals who served as our chief executive officers or acted in a similar capacity at any time during the fiscal year ended September 30, 2018; and

•	All individuals who served as executive officers of ours at any time during the fiscal year ended September 30, 2018 and received annual compensation during the fiscal year ended September 30, 2018 in excess of $100,000.

Currently, our officers and directors are serving without set annual compensation. However for the year ended September 30, 2018 Mr. Gurminder Sangha was paid $100,000 in compensation. The officers and directors are reimbursed for any out-of-pocket expenses that he incurs on our behalf. In the future, we may approve payment of salaries for officers and directors, but currently, no such plans have been approved. We also do not currently have any benefits, such as health or life insurance, available to our employees.

34

SUMMARY COMPENSATION TABLE

Name	Years	Fees Earned Paid in Cash($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)

Gurminder Sangha.
Former CEO	2018	100,000	--	--	--	--	--	100,000
Director	2017	--	--	--	--	--	--	--

Jurgen Wolf,
Former CFO	2018	--	--	--	--	--	--	--
Director	2017	--	--	--	--	--	--	--

Harpreet Sangha,
Chairman	2018	--	--	--	--	--	--	--
and Director	2017	--	--	--	--	--	--	--

Craig Alford,
CEO and	2018	--	--	--	--	--	--	--
Director	2017	--	--	--	--	--	--	--

Lowell Holden,
CFO and	2018	--	--	--	--	--	--	--
Director	2017	n/a	--	--	--	--	--	--

Sonny Janda,	2018	--	--	--	--	--	--	--
Director	2017	n/a	--	--	--	--	--	--

Employment Agreements

We are not party to any employment agreements.

Outstanding Equity Awards at 2018 Fiscal Year-End

There were no outstanding equity awards at September 30, 2018.

Compensation of Directors

The following table sets forth compensation received by our directors (excluding compensation paid to our executive officers included in the summary compensation table above) in the fiscal year ended September 30, 2018.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	All other compensation ($)	Total ($)
Gurminder Sangha	-	-	-	-	-
Jurgen Wolf	-	-	-	-	-
Harpreet Sangha	-	-	-	-	-
Craig Alford	-	-	-	-	-
Lowell Holden	-	-	-	-	-
Sonny Janda	-	-	-	-	-

35

Risk Management

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 450,000,000 shares of common stock, par value of $0.001 per share and no shares of preferred stock.

Holders of the Company's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company's common stock representing a majority of the voting power of the Company's capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's certificate of incorporation.

Holders of the Company's common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company's common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

Convertible Notes

Convertible Note

On July 1, 2014, we issued a $75,000 Convertible Note to Jagjit Dhaliwal to evidence funds advanced by Mr. Dhaliwal to pay our business expenses, including but not limited to the costs of our initial public offering under an S-1 Registration Statement. The Note was subsequently amended on September 6, 2018. The Note bears interest at 9.5%. The Note is convertible into shares of our common stock at a fixed conversion price of $0.00275. Effective September 14, 2018, Mr. Dhaliwal assigned $16,500 of the Convertible Note to Neoventive and assigned $16,500 of the Convertible Note to Stragenics.

CROWN BRIDGE

We entered into the EPA with CROWN BRIDGE on November 13, 2018. Pursuant to the EPA, CROWN BRIDGE committed to purchase up to $3,000,000 worth of our common stock, over a period of time terminating on the earlier of: (i) 36 months from the date of the agreement; (ii) the date on which CROWN BRIDGE has purchase shares of our common stock pursuant to the EPA for an aggregate maximum purchase price of $3,000,000; or (iii) if there is no effective registration statement after the registration statement of which this prospectus forms a part is ordered effective. We may draw on this facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the EPA. The purchase price to be paid by CROWN BRIDGE will be 80% of the Market Price of our common stock, which is defined as the lowest traded price during the 10 trading days following the Clearing Date. We will be entitled to put to CROWN BRIDGE on each put date such number of shares of common stock as equals the lesser of $100,000 or 200% of the average of the dollar volume on the principal trading exchange for our common stock for the 10 trading days preceding the put date; provided that the number of shares to be purchased by CROWN BRIDGE shall not exceed the number of such shares that, when added to the number of shares of our common stock then beneficially owned by CROWN BRIDGE, would exceed 4.99% of the number of shares of our common stock outstanding. The EPA provides for payment to us of the price for the shares delivered to CROWN BRIDGE within one business day of electronic delivery of the shares. There are put restrictions applied on days between the drawdown notice date and the closing date with respect to that particular put.

36

RELATIONSHIP BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDER

The selling security holders have not at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

This prospectus includes 9,250,000 shares of common stock offered by the selling stockholder.

Our common stock is quoted on the OTC Markets under the symbol "BRLL". The selling stockholder will offer its respective shares at prevailing market prices or privately negotiated prices. The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Markets, OTCQB, or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

37

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 31, 2019 by (a) each of the Company's directors and executive officers, (b) all of the Company's directors and executive officers as a group, and (c) any holder of more than five (5%) percent.

Directors and Officers (1)	Shares Beneficially Owned (2)	Percent of Class (3)

Harpreet Sangha	9,000,000	23.74%
Craig Alford	4,000,000	10.55%
All directors and officers as a group	13,000,000	34.28%

5% of greater beneficial owners:
Gurminder Singh, former CEO and Director	10,000,000	26.37%
	10,000,000	26.37%

________

(1)	The address of each of the beneficial owners is 8275 S. Eastern Ave., Suite 200, Las Vegas, Nevada 89123.

(2)

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Based on 37,918,618 shares of common stock outstanding at March 31, 2019.

38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

None of our directors are independent directors, using the NASDAQ definition of independence.

The following is a description of transactions and relationships between us, our executive officers and our directors and each of their affiliates.

On November 5, 2018, the Company sold 9,000,000 shares of the Company’s common stock to Harpreet Sangha, the Company’s Chairman, CEO and Director, for $0.001 per share.

On November 5, 2018, the Company sold 4,000,000 shares of the Company’s common stock to Craig Alford, the Company’s President and Director, for $0.001 per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

39

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the issuance of the common stock hereby will be passed upon for us by Frederick C. Bauman, Bauman & Associates Law Firm, Las Vegas, Nevada.

EXPERTS

The audited financial statements included in this prospectus for the fiscal year ended December 31, 2018 have been audited by Fruci & Associates II, PLLC. The audited financial statements included in this prospectus for the fiscal year ended September 30, 2017 have been audited by MaloneBailey, LLP. The reports of Fruci & Associates II, PLLC and MaloneBailey, LLP are included in this prospectus in reliance upon the authority of these firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

 In addition, since our common stock is registered under the Securities Exchange Act of 1934, we are be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov.

40

BARREL ENERGY INC

BALANCE SHEETS

	March 31, 2019	September 30, 2018
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$3,807	$3,458
Prepaid	6,800	33,333

Total current assets	10.607	36,791
Total assets	$10,607	$36,791

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$29,743	$27,719
Consulting payable- related parties	32,461	--
Advances from shareholder	23,201	32,791
Convertible notes payable- net of discount of $22,667 and zero respectively	64,333	52,709
Notes payable	100,000	--
Derivative liability	27,180	--
Total current liabilities	276,919	113,219

Total liabilities	276,918	113,219
Commitment and Contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 authorized, zero issued and outstanding	-	-
Common stock, $0.001 par value, 450,000,000 authorized, 37,918,618 issued and outstanding as of March 31, 2019 and 12,801,332 as of September 30, 2018	37,918	23,801
Additional paid in capital	624,414	272,638
Stock subscription receivable	--	(11,500)
Accumulated other comprehensive loss	(4,777)	(6,857)
Accumulated deficit	(923,866)	(354,510)
Total stockholders’ equity (deficit)	(266,311)	(76,428)

Total liabilities and stockholders’ equity (deficit)	$10,607	$36,791

The accompanying notes are an integral part of these unaudited interim financial statements.

F-1

BARREL ENERGY INC

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE AND SIX MONTHS ENDED MARCH 31

(Unaudited)

	Three Months		Six Months
	2019	2018	2019	2018
Operating expenses:
Consulting – related parties	$74,193	$100,000	$177,526	$100,000
Consulting	65,697	50,055	97,197	63,055
General and administrative expense	97,405	11,256	152,141	21,651
Loss from operations	(237,295)	(161,311)	(426,864)	(184,706)

Other expense
Loss on currency	--	--	(24)
Change in fair value	185,796	--	27,774	--
Financing cost	--	--	(153,704)	--
Interest expense	(10,220)	(1,287)	(16,538)	(2,604)
Total other expense	177,576	(1,287)	(142,492)	(2,604)

Net loss	(61,719)	(162,598)	(569,356)	(187,310)

Foreign currency translation adjustment	(1,341)	(7,403)	2,080	(9,758)

Comprehensive loss	$(63,060)	$(170,001)	$(567,276)	$(197,068)

Net loss per common share, Basic and Diluted	$(0.00)	$(0.01)	$(0.04)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	37,478,332	12,301,332	14,122,761	12,301,322

The accompanying notes are an integral part of these unaudited interim financial statements.

F-2

BARREL ENGERGY INC

STATEMENTS OF SHAREHOLDERS EQUITY

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Stock	Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Receivable	Gain(Loss)	Deficit

Balance at September 30, 2017	12,301,332	12,301	272,638	(178,477)	--	(4,297)	102,165
Comprehensive gain (loss)	--	--	--	--	--	2,355	2,355
Net loss	--	--	--	(24,712)	--	--	(24,712)
Balance December 31, 2017	12,301,332	12,301	272,638	(203,189)	--	(1,943)	79,808
					--
Comprehensive gain (loss)	--	--	--	--	--	(12,112)	(12,112)
Net loss	--	--	--	(162,598)	--	--	(162,598)
Balance at March 31, 2018	12,301,332	12,301	272,638	(365,787)	--	(14,055)	(94,902

Comprehensive gain (loss)	--	--	--	--		6,188	6,188
Net loss	--	--	--	(8,575)	--	--	(8,575)
Balance at June 30, 2018	12,301,332	12,301	272,638	(374,362)		(7,867)	(97,290)

Comprehensive gain (loss)	--	--	--	--		1,010	1,010
Shares purchased not paid	--	11,500	--	--	(11,500)	--	--
Net income (loss)	--	--	--	19,852	--	--	19,852
Balance, September 30, 2018	12,301,332	23,801	272,638	(354,510)	(11,500)	(6,857)	(76,428)

Common stock issued for cash	13,502,000	25,002	998	--	--	--	26,000
Common stock issued for service	175,000	175	131,075	--	--	--	131,250
Shares issued for stock receivable	11,500,000	(11,500)	--	--	11,500	--	--
Comprehensive gain (loss)	--	--	--	---	--	3,421	3,421
Net loss	--	--	--	(507,637)	--	--	(507,637)
Balance at December 31, 2018	37,478,332	37,478	404,711	(862,147)	--	(3,436)	(423,395)
Common stock issued for cash	440,286	440	219,703	--	--	--	220,143
Comprehensive gain (loss)	--	--	--	--	--	(1,340)	(1,340)
Net loss	--	--	--	(61,719)	--	--	(61,719)
Balance at March 31, 2019	37,918,618	$37,918	$624,414	$(923,866)	$--	$(4,777)	$(266,311)

The accompanying notes are an integral part of these unaudited interim financial statements

F-3

BARREL ENGERGY INC

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED MARCH 31,

(Unaudited)

	2019	2018
Cash flows from operating activities:
Net loss	$(569,356)	$(187,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value	(27,774)	--
Amortization of debt discount	13,333	--
Financing cost	153,704	--
Changes in operating assets and liabilities:
Accounts payable and accrued expense	4,524	31,536
Prepaid	26,533	--
Due to related party	32,461	--
Net cash used in operating activities	(366,575)	(155,774)

Cash flows from financing activities:
Cash received for the sale of common stock	246,143	--
Proceeds from notes payable	100,000	--
Proceeds from convertible notes payable	30,000	--
Repayment of related party advances and convertible note payable	(9,590)	(74,918)
Net cash provided by (used in) financing activities	366,553	(74,918)

Effects of currency translation	371	(10,240)

Net decrease in cash	349	(240,932)
Cash – beginning of period	3,458	250,160
Cash – end of period	$3,807	$9,228

SUPPLEMENT DISCLOSURES:
Interest paid	$--	$334
Income taxes paid	-	-

NON CASH INVESTING AND FINANCING ACTIVITIES
Discount recorded on inception of derivatives	$36,000	$--
Expenses paid on behalf of the Company	$--	$20,165

The accompanying notes are an integral part of these unaudited interim financial statements.

F-4

BARREL ENERGY INC

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – NATURE OF BUSINESS

BARREL ENERGY INC. is a Nevada corporation, incorporated January 17, 2014, which has engaged historically in the oil and gas sector of the energy industry. The Company entered into an agreement in the lithium exploration business with True Grit LLC. In January 2019 the Company terminated the agreement. It still maintains its interest in capped oil and gas properties in Alberta Canada.

BASIS OF PRESENTATION

The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information required to be included in a complete set of financial statements in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2019. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form 10-K, have been omitted. The accompanying unaudited financial statements should be read in conjunction with the audited September 30, 2018 financial statements and related notes included in the Company’s form 10-K filed with the SEC.

Basic and diluted net income per share

Basic loss per share is calculated as net loss to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted loss per share for the period equals basic loss per share as the effect of any stock based compensation awards or stock warrants would be antidilutive. As of March 31, 2019 the potential shares at convers ion standing was 7,324,286.

.

NOTE 2 – GOING CONCERN

The Company’s unaudited interim financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying balance sheets, has negative working capital and an accumulated deficit of $923,866 as of March 31, 2019. The Company has not established any source of revenue to cover its operating costs. These factors raise substantial doubt about the company’s ability to continue as a going concern. The unaudited interim financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company will engage in very limited activities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

F-5

NOTE 3 – CONVERTIBLE NOTE

On July 1, 2014, the Company issued a USD $67,215 (CAD $75,000) convertible note for cash. The note bears an interest rate of 9.5% and matured on December 31, 2015. The note, plus accrued interest, is convertible by the holder, in part or whole, until the date of maturity into common stock of the Company at CAD one cent ($0.01) per share. The note is in default. The Company by resolution has elected to allow conversion of any and all the notes outstanding principal and interest until the note is fully paid. On September 30, 2017 the Company issued 700,000 shares of common stock with a value of $5,612 (CDN $7,000) for partial conversion of the convertible note. As of March 31, 2019, the convertible debt outstanding was USD $50,001 plus accrued interest of USD $24,359 for a total liability of USD $74,360.

On November 12, 2018 the Company issued a $36,000 convertible note to Crown Partners, LLC. The note bears an original discount of $3,500, matures in 12 months from the origination date and bears interest at 5% per annuum. The note is convertible at any time, in part or whole, at $0.50 per share until the 180th date of the note at which time it is convertible an 55% of the market price which is defined as the lowest trading price 25 days prior to conversion. An interest amount of $692 has been accrued as of March 31, 2019

NOTE 4 – RELATED PARTY

During the period from October 1, 2018 through March 31, 2019 the Company paid related parties consulting fees of $177,526 of which Harp Sangha was paid $82,000 and Craig Alford was paid $45,000. Under the terms of their consulting agreements Mr. Alford is entitled to $45,000 for the period and Mr. Sangha $90,000. As of March 31, 2019 the Company owed the related parties $32,461 in accrued consulting. The monthly payments, dates of their contracts termination and relation to the Company or family of the officers are set forth below:

Name	Monthly	Terminates	Related Party
Louis Silver	$2,000	1/31/2019	no
Harkrishnan Giroh	$2,500	1/31/2019	no
Jagraj Sangha	$4,000	6/30/2019	Son of Harp Sangha
Remit Bains	$3,000	9/30/2019	Wife of Brother of Harp Sangha
Flora Mushi	$3,000	9/30/2019	no
William Monroe	$5,833	3/31/2019	No
Baljinder Cheema	$5,000	2/28/2019	no
Kulraj Sangha	$3,000	9/30/2019	Yes to Harp Sangha
Craig Alford	$7,000	9/30/2019	Officer
Harp Sangha	$15,000	9/30/2019	Officer

During the period ended March 31, 2019 Harpreet Sangha, the Company’s Chairman and Chief Financial Officer, entered into an agreement and purchased 10,000,000 shares of the Company’s common stock for $10,000 and Craig Alford, the Company’s President, who entered into an agreement and purchased 4,000,000 shares of the Company’s common stock for $4,000.

F-6

NOTE 5 – EQUITY

During the period from September 30, 2018 to March 31, 2019, the Company entered into separate Subscription Agreements with 17 persons under which 25,000,000 shares of the Company’s common stock were sold for $0.001 per share. In addition, twenty individuals were sold 442,286 units, consisting of one share of common stock at $0.50 per share one warrant to purchase one share of common stock shares at $0.50 per share within three years. This included Harpreet Sangha, the Company’s Chairman, who entered into an agreement to purchase 10,000,000 shares of the Company’s common stock and Craig Alford, the Company’s President, who entered into an agreement to purchase 4,000,000 shares of the Company’s common stock. Three individuals purchasing a total of 3,250,000 shares of common stock with a value $3,250 are relatives of the company Chairman and CFO. The subscription agreements dated September 30, 2018 for 11,500,000 shares of common stock with a value of $11,500 were treated as stock subscriptions receivable and funds were received in the period ending March 31, 2019. Subscription Agreements were approved by the Company’s Board of Directors. The sales were made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and, with respect to a majority of the purchasers, Regulation S.

On November 13, 2018 the Company entered into a $3,000,000 equity purchase agreement with Crown Bridge Partners. Under the terms of the agreement, the Company may put to the investor shares of the Company common stock in minimums of $10,000 to maximums of either $100,000 or 200% of the average trading volume, whichever is less. The agreement may be terminated at any time by the Company or when the total commitment of shares are sold by the Company to the investor. As part of the agreement, the Company issued 175,000 shares of its common stock at $0.75 per share as a commitment fee. The value of the transaction of $131,250 was expensed as a financing cost.

NOTE 6 – WARRANTS

During the six months period ended March 31, 2019 the Company issued 442,286 warrants to twenty individuals as part of their purchase of 442,286 shares of common stock. The warrants mature in three years and are convertible into one share of common stock for each warrant at $0.50 per share.

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Intrinsic Value

Outstanding at September 30, 2018	--	--	--	--
Granted	442,286	0.50	3.00	324,150
Expired	--	--	--	--
Exercised	--	--	--	--
Outstanding at March 31, 2019	442,286	$0.50	3.00	$324,150

The Company used the Black Scholes Pricing model to estimate the fair value of the warrants as of grant date, using the following key inputs: market prices of the Company’s common stock at dates of grant between $0.51 - $3.00 per share, conversion price of $0.50, volatility of 272.63% and discount rate of 2.40%. Based on the fair value of the common stock of $221,000 and value of the warrants of $535,293 the fair value of the warrants were calculated to be 70.7 % of the total value or $378,872 .

NOTE 7 – NOTES PAYABLE

On November 15, 2018 the Company received an advance from one non-related party for $65,000. On December 3, 2018 the Company received an additional advance of $35,000 from the same individual for a total of $100,000. Both advances are unsecured, on demand and bear no interest.

F-7

NOTE 8 – DERIVATIVE LIABILITIES

On November 12, 2018 the Company issued a $36,000 convertible note to Crown Partners, LLC. The note bears an original discount of $3,500, matures in 12 months from the origination date and bears interest at 5% per annuum. The note is convertible at any time, in part or whole, at $0.50 per share until the 180th date of the note at which time it is convertible an 55% of the market price which is defined as the lowest trading price 25 days prior to conversion. The Company used the American Option Binomial Tree Pricing model to estimate the fair value of the derivative liability as of the date of issuance and as of March 31, 2019, using the following key inputs: market price of the Company’s common stock $0.51 per share, volatility of 272.63% and discount rate of 2.20%. The fair value of the derivative liability was determined to $27,180. as of March 31, 2019.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Financial assets and liabilities recorded at fair value in our condensed consolidated balance sheets are categorized based upon a fair value hierarchy established by GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1— Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2— quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable and can be corroborated by observable market data.

Level 3— Inputs reflecting management’s best estimates and assumptions of what market participants would use in pricing assets or liabilities at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below as of September 30, 2018 and March 31, 2019:

	Level 1	Level 2	Level 3	Total
As of September 30, 2018:
Assets
None	$-	$-	$-	$-
Liabilities
Derivative liability	$-	$-	$--	$--

As of March 31, 2019:
Assets
None	$-	$-	$-	$-
Liabilities
Derivative liability	$-	$-	$27,180	$27,180

The following table summarizes the change in the fair value of the derivative liability during the six months ended March 31, 2019:

Fair value as of September 30,2018	$--
Additions	--
Debt discount charged to derivative	36,000
Financing cost charged to derivative	18,954
Change in fair value	(27,774)
Fair value as of March 31, 2019	$27,180

NOTE 9 – SUBSEQUENT EVENTS

On April 11, 2019 the Company amended its articles of incorporation to increase its number of authorized shares of common stock from 75,000,000 to 450,000,000.

On May 14, 2019 the Company signed a land lease in central California for 602 acres at $1,000 per acre to grow hemp for fiber usage. The lease is for 10 years with annual costs of $602,000 with the initial payment of $200,000 due September 30, 2019.

The Company has evaluated subsequent events to determine events occurring after March 31, 2019 through May 19, 2019 that would have a material impact on the Company’s financial results or require disclosure and have determined none exist other than those noted above in this footnote.

F-8

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Barrel Energy, Inc.

Surrey, British Columbia, Canada

We have audited the accompanying balance sheet of Barrel Energy, Inc. (the “Company”) as of September 30, 2017, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barrel Energy, Inc. as of September 30, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Barrel Energy, Inc. will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 28, 2017

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Barrel Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Barrel Energy, Inc. (“the Company”) as of September 30, 2018, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended September 30, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018, and the results of its operations and its cash flows for the year ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not established any source of revenue to cover its operating costs and has significant accumulated and working capital deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019. Spokane, Washington
February 27, 2019

F-11

BARREL ENERGY INC

BALANCE SHEETS

	September 30, 2018	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$3,458	$250,160
Prepaid	33,333	--

Total current assets	36,791	250,160

Total assets	$36,791	$250,160

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expense	$27,719	$28,241
Advances from shareholder	32,791	62,994
Convertible note – related party	--	2,245
Convertible notes	52,709	54,515

Total liabilities	113,219	147,995

Commitments and Contingencies	--	--

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 authorized, zero issued and outstanding	-	-
Common stock, $0.001 par value, 70,000,000 authorized, 12,301,332 and 12,301,332 issued and outstanding, respectively	23,801	12,301
Additional paid-in capital	272,638	272,638
Stock subscription receivable	(11,500)	--
Accumulated other comprehensive loss	(6,857)	(4,297)
Accumulated deficit	(354,510)	(178,477)
Total stockholders’ equity (deficit)	(76,428)	102,165

Total liabilities and stockholders’ equity (deficit)	$36,791	$250,160

The accompanying notes are an integral part of these financial statements.

F-12

BARREL ENERGY INC

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended September 30,
	2018	2017

Operating expenses:
Consulting expense	$129,722	$--
General and administrative expense	41,164	43,289
Impairment of unproven property	--	45,042
Loss from operations	(170,886)	(88,331)

Other income (expense)
Interest expense	(5,147)	(7,399)
Gain on debt forgiveness	--	24,625
Total other income (expense)	(5,147)	17,226

Net loss before tax	(176,033)	(71,105)

Income tax	--	--

Net loss	$(176,033)	$(71,105)

Foreign currency translation adjustment	(2,560)	(8,900)

Comprehensive loss	(178,593)	(80,005)

Net loss per common share, basic and diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding, basic and diluted	12,301,332	10,806,144

The accompanying notes are an integral part of these financial statements

F-13

BARREL ENERGY INC

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED SEPTEMBER 30, 2018 AND 2017

			Additional		Stock		Other	Total
	Common Stock		Paid-In		Subscription	Accumulative	Comprehensive	Stockholders’
	Shares	Amount	Capital		Receivable	Deficit	Income (Loss)	Equity (Deficit)

Balance – September 30, 2016	10,804,000	$10,804	$18,035	$		$(107,372)	$4,603	$(73,930)

Common stock issued for cash	833,332	833	249,167			--	--	250,000
Cancellation of common stock for service	(36,000)	(36)	(864)			--	--	(900)
Common stock issued for debt conversion	700,000	700	6,300			--	(1,388)	5,612
Change due to currency translation	--	--	--			--	(7,512)	(7,512)

Net loss	--	--	--			(71,105)	--	(71,105)

Balance at September 30, 2017	12,301,332	12,301	272,638			(178,477)	(4,297)	102,165
Stock issued for subscription receivable	11,500,000	11,500	--		(11,500)
Change due to currency translation	--	--	--			--	(2,560)	(2,560)

Net loss	--	--	--			(176,033)	--	(176,033)

Balance at September 30, 2018	23,801,332	$23,801	$272,638		$(11,500)	$(354,510)	$(6,857)	$(76,428)

The accompanying notes are an integral part of these financial statements.

F-14

BARREL ENGERGY INC

STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(176,033)	$(71,105)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on debt forgiveness	--	(24,625)
Stock based compensation	--	(900)
Impairment of assets	--	45,042
Changes in operating assets and liabilities:
Prepaid	(33,333)	--
Accounts payable and accrued expense	(522)	60,318
Net cash provided by (used in) operating activities	(209,888)	8,730

Cash flows from financing activities:
Proceeds from sale of common stock	--	250,000
Repayment of advances and convertible note from related party	(32,448)	--
Net cash provided by(used in ) financing activities	(32,448)	250,000

Effects of currency translation	(4,366)	(8,900)

Net increase (decrease) in cash	(246,702)	249,830
Cash – beginning of year	250,160	330
Cash – end of year	$3,458	$250,160

SUPPLEMENT DISCLOSURES:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-Monetary Transactions
Advances due to related party for expenses paid on behalf of the Company	$37,668	$43,971
Common stock issued for convertible debt	$-	$5,612
Common stock subscribed not paid	$11,500	$--

The accompanying notes are an integral part of these financial statements.

F-15

BARREL ENERGY INC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

BARREL ENERGY INC. is a Nevada corporation, incorporated January 17, 2014, which has engaged historically in the oil and gas sector of the energy industry. The Company entered into an agreement in the lithium exploration business which was subsequently terminated by the Company. It still maintains its interest in capped oil and gas properties in Alberta Canada.

NOTE 2 – ACCOUNTING POLICIES

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

The Company has elected a fiscal year ending on September 30.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Oil and Gas Property

The Company holds a lease on shut in wells that are unproved oil and natural gas properties and the Company has not yet determined whether these properties contain reserves that are economically recoverable. The recoverability of amounts shown for oil and natural gas properties is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying oil and gas leases, the ability of the Company to obtain necessary financing to complete their exploration and development and future profitable production or sufficient proceeds from the disposition thereof. The Company is, therefore, unable to estimate when these costs will be included in the amortization computation.

The Company uses the successful efforts method in accounting for it oil and gas properties.

Unproven oil and natural gas properties are reviewed on an annual basis for impairment. As of September 30, 2017, the Company elected to impair the asset and reduce its value to zero. The Company had impairment expense of $45,042 and $0 for the year ended September 30, 2017 and 2018, respectively.

Property and equipment

Property and equipment are carried at the cost of acquisition and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance is expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

F-16

Foreign currency translation

The Company’s functional currency and reporting currency is in U.S. dollars. The financial statements of the Company are translated to U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Impairment of Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. See Footnote 6.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The Company’s significant estimates include the fair value of common stock issued for services. Actual results could differ from those estimates.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board) Accounting Standards Codification 740, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Statements of Operations.

Basic and diluted net loss per share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. Diluted loss per share calculations include the dilutive effect of common stock which could total 7,536,400 shares if the convertible note and interest were converted to common stock. Basic and diluted net loss per share is the same due to the absence of common stock equivalents.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and consultants in accordance with FASB ASC 718. Stock-based compensation to employees is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of stock-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

F-17

Prepaid Expense

Prepaid expenses of $33,333 and zero as September 30, 2018 and 2017, respectively consisted of prepaid consulting to a related party.

Recent Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their financial position, results of operations or cash flows As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying balance sheets, an accumulated deficit of $354,510 and negative working capital of $76,428. The Company has not established any source of revenue to cover its operating costs. These factors raise substantial doubt about the company’s ability to continue as a going concern. The Company will engage in very limited activities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – INCOME TAXES

The Company follows Accounting Standards Codification 740, Accounting for Income Taxes. During 2009, there was a change in control of the Company.

Under section 382 of the Internal Revenue Code such a change in control negates much of the tax loss carry forward and deferred income tax. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. For federal income tax purposes, the Company uses the accrual basis of accounting, the same that is used for financial reporting purposes.

The Company did not have taxable income for the years ended September 30, 2018 or 2017. The Company’s deferred tax assets consisted of the following as of September 30, 2018, and 2017:

	2018	2017
Net tax loss carry forward	74,447	62,467
Less: Valuation allowance	(74,447)	(62,467)
Net deferred tax asset	$-	$-

The Company had a net loss of $176,033 for the year ended September 30, 2018 and $71,105 for the year ended September 30, 2017. As of September 30, 2018, the Company’s net tax loss carry forward was $ 75,062 will begin to expire in the year 2036. All tax years from inception of the Company are open to review by appropriate taxing authorities.

F-18

A reconciliation of income taxes at the federal statutory rate to amounts provided for the years ended September 30, 2018 and 2017 is as follows:

	2018	2017
U.S. federal statutory rate	21%	21%
Net operating loss	(21)%	(21)%
Effective tax rate	--%	--%

The Company due to its loses has not filed US Corporate tax returns and is subject to examination back to inception.

Based on the recent change in corporation tax rates the Company calculated the deferred tax asset for the year ended September 30, 2018 at 21% compared to the rate of 35% prior to the change in corporation tax rates.

NOTE 5 – COMMON STOCK

On January 27, 2016 the Company issued 36,000 shares of common stock with a value of $900 for service. The shares were never physically issued. On June 10, 2017, the Company cancelled the issuance and paid $900 in cash to the vendor.

On September 25, 2017 the Company sold 833,332 shares of common stock with a value of $250,000 for cash.

On September 30, 2017 the Company issued 700,000 shares of common stock for the conversion of $5,612 (CDN $7,000) of convertible debt.

On September 20, 2019 the Company received stock subscription agreement for 11,500,000 shares of common stock with a value of $11,500. As of September 30, 2019 the Company treated these transactions as stock subscriptions receivable.

NOTE 6 – IMPAIRMENT OF UNPROVED PROPERTY

The Company reviewed the status of its asset which is an unimproved oil property under lease. From this review the Company determined it does not have the adequate resources combined with the present market price of oil to develop it into a producing property. As of September 30, 2017, the Company elected to impair the asset and reduce its value to zero. The Company had impairment expense of $0 for the year ended September 30, 2018 and $45,042 in 2017, respectively.

NOTE 7 – CONVERTIBLE NOTE

On July 1, 2014, the Company issued a USD $67,215 (CAD $75,000) convertible note for cash. The note bears an interest rate of 9.5% and matured on December 31, 2015. The note, plus accrued interest, is convertible by the holder, in part or whole, until the date of maturity into common stock of the Company at CAD one cent ($0.01) per share. The note is in default. The Company by resolution elected to allow conversion, for its extension, of any and all the notes outstanding principal and interest until the note is fully paid. On September 30, 2017 the Company issued 700,000 shares of common stock with a value of $5,612 (CDN $7,000) for partial conversion of the convertible note.

On October 20, 2014, the Company issued a USD $20,000 (CAD $22,454) convertible note for cash. The note bears an interest rate of 9.5% and matured on December 31, 2016. The note, plus accrued interest, is convertible by the holder, in part or whole, until the date of maturity into common stock of the Company at CAD one cent ($0.01) per share. On June 30, 2017, the principal and interest of the note was forgiven by its holders resulting in a gain of $24,625 consisting of principal of $20,000 (CAD $22,454) and interest of $4,625 (CAD $6,038).

On December 1, 2014, the Company issued to a related party, who is a former officer and director of the Company, a convertible note for USD $2,245 (CAD $2,800). The note bears an interest rate of 5% per annum and matured on December 31, 2015. On December 29, 2017 the Company paid the outstanding principal of $2,226 and interest of $334 for a total of $2,560.

As of September 30, 2018, the convertible debts outstanding was US $52,709 plus accrued interest of US $22,655 for a total liability of $75,364. As of September 30, 2017, the convertible debts outstanding was US $54,515 plus accrued interest of US $18,477 for a total liability of $72,992.

The Company analyzed the conversion option under ASC for “Derivatives and Hedging” and “Convertible Securities with Beneficial Conversion Features” and concluded that none applied.

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NOTE 8 – RELATED PARTY TRANSACTIONS

During the year ended September 30, 2017, an officer and director paid $43,971 in expenses on behalf of the Company. The funds are unsecured, payable on demand and bear no interest. As of September 30, 2017 and 2018, the total amount due to the officer and director is US$62,994 and $32,971, respectively.

During the year ended September 30, 2018, an officer and director of the Company paid USD $37,668 of operating expenses on behalf of the Company while the Company repaid the related party $32,448. The total amount due as of September 30, 2018 is $32,971 The advances are unsecured, bear no interest and are payable on demand.

During the year ended September 30, 2018, the Company paid a related party, who is a former officer and director of the Company, USD $100,000 in consulting fees under a consulting agreement with the Company. The contract was for one year and based on the date of the contract the Company expensed $66,667 for the year ended September 30, 2018 and prepaid of $33,333.

On December 1, 2014, the Company issued to a related party, who is a former officer and director of the Company, a convertible note for USD $2,245 (CAD $2,800). The note bears an interest rate of 5% per annum and matured on December 31, 2015. On December 29, 2017 the Company paid the outstanding principal of $2,226 and interest of $334 for a total of $2,560.

During the years ended September 30, 2018 and 2017 the Company’s operations conducted out of the premises at 14890 66a Ave., Surrey, B.C. V3S 9Y6 Canada. Mr. Gurm Sangha, the former President , Director made these premises available to the Company rent-free.

NOTE 9 – SUBSEQUENT EVENT

During the period from September 30, 2018 to December 31, 2018, the Company entered into separate Subscription Agreements with 17 persons under which 25,000,000 shares of the Company’s common stock were sold for $0.001 per share. This included Harpreet Sangha, the Company’s Chairman, who entered into an agreement to purchase 10,000,000 shares of the Company’s common stock and Craig Alford, the Company’s President, who entered into an agreement to purchase 4,000,000 shares of the Company’s common stock. The subscription agreements dated September 30, 2018 for 11,500,000 shares of common stock with a value of $11,500 were treated as stock subscriptions receivable and funds were received in the period ending December 31, 2018. Subscription Agreements were approved by the Company’s Board of Directors. The sales of the 25,000,000 shares of the Company’s common stock occurred on November 5, 2018. The sales were made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and, with respect to a majority of the purchasers, Regulation S.

During the period from October 1 to December 31, 2019 the Company entered into consulting agreement with 5 individuals total cost of $35,500 plus 2 related parties for a total costs of $57,000. The agreement were for various lengths of time with all 7 terminating by December 31, 2019.

On October 11, 2018, Barrel Energy Inc. (the “Company”) entered into an Earn-In Agreement (the “Agreement”) with True Grit Resources, a British Columbia corporation (“TGR”), an unrelated third party. In exchange for the payment by the Company of certain consideration, the Company may earn of to 100% participation interest in certain mineral rights leases that TGR has in Arizona. The first payment for $100,000 is due within ten (10) days of the execution of the Agreement and another payment of $300,000 or expenditure to the property is due within 30 days of the first payment. Upon receipt of $400,000, the Company will have a 49% participation interest in the Arizona property mineral lease rights .The Company may require a 70% earn-in interest by expending a cumulative $1,400,000 on the property. In order to secure the 100% participation interest, the Company is required to expend a cumulative amount of payments and property expenditures of $2,400,000.

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The mineral rights the Company is acquiring is subject to an option agreement dated October 3, 2017 between True Grit and two individuals with beneficial ownership of the mining Permit issued by the State of Arizona in accordance with ARS 27-234. The Company at the date of this filing is unable to confirm that the either the beneficial owners and or True Grit’s claims are current and active. If the Claims cannot t be confirmed the earn in agreement may not be valid and may be void.

On November 5, 2018 the Company received an extension for the initial payments of $400,000 of which the initial $100,000 is required to be paid by February 28, 2019. The Company required the extension as it not received from True Grit.

On January 17, 2019 the Company terminated the Earn-In agreement with True Grit Resources.

On November 15, 2018 the Company received an advance from one non-related party for $65,000. On December 3, 2018 the Company received an additional advance of $35,000 from the same individual for a total of $100,000. Both advances are unsecured, on demand and bear no interest.

On November 12, 2018 the Company issued a $36,000 convertible note to Crown Partners, LLC. The note bears an original discount of $3,500, matures in 12 months from the origination date and bears interest at 5% per annuum. The note is convertible at any time, in part or whole, at $0.50 per share until the 180th date of the note at which time it is convertible an 55% of the market price which is defined as the lowest trading price 25 days prior to conversion.

On November 13, 2018 the Company entered into a $3,000,000 equity purchase agreement with Crown Bridge Partners. Under the terms of the agreement, the Company may put to the investor shares of the Company common stock in minimums of $10,000 to maximums of either $100,000 or 200% of the average trading volume, whichever is less. The agreement may be terminated at any time by the Company or when the total commitment of shares are sold by the Company to the investor. As part of the agreement, the Company issued 175,000 shares of its common stock at $0.75 per share as a commitment fee.

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BARREL ENERGY, INC.

9,250,000 SHARES OF COMMON STOCK

OFFERED BY SELLING STOCKHOLDER

The Date of This Prospectus is June___, 2019

 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholder. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee		$242
Legal expenses		$15,000
Accounting expenses	$	*
Miscellaneous	$	*
Total	$	*

______

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

On November 5, 2018, the Company sold 25,000,000 shares of the Company’s common stock to 17 purchasers for $0.001 per share. This included Harpreet Sangha, the Company’s Chairman, who purchased 10,000,000 shares of the Company’s common stock and Craig Alford, the Company’s President, who purchased 4,000,000 shares of the Company’s common stock. The sales were made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and, with respect to a majority of the purchasers, Regulation S.

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Item 16. Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation of the Company (Incorporated by Reference to Registration Statement on Form S-1 filed January 29, 2015)

3.2	Amendment to Articles of Incorporation dated May 23, 2019.*

3.3	Bylaws of the Company ((Incorporated by Reference to Registration Statement on Form S-1 filed January 29, 2015)

5.1	Opinion of Frederick C. Bauman, Attorney*

10.1	Lease dated May 14, 2019 between the Company and Crocker Arcana LLC (Incorporated by Reference to Exhibit 10.1 to Form 8-K filed May 21, 2019)

10.2	Agreement of Purchase and Sale dated September 26, 2014 between the Company and Geo Fin Consulting Inc. (Incorporated by Reference to Exhibit 10.1 to Form S-1/A filed March 23, 2015)

10.3	Operator Agreement for Bison Oil and Gas Field (Incorporated by Reference to Exhibit 10.5 to Form S-1/A filed March 23, 2015)

23.1	Consent of Fruci & Associates II, PLLC*

23.2	Consent of MaloneBailey, LLP *

23.3	Consent of Frederick C. Bauman, Attorney***

EX-101.INS	XBRL Instance Document *

EX-101.SCH	XBRL Taxonomy Extension Schema Document *

EX-101.CAL	XBRL Taxonomy Extension Calculation Linkbase *

EX-101.DEF	XBRL Taxonomy Extension Definition Linkbase *

EX-101.LAB	XBRL Taxonomy Extension Labels Linkbase *

EX-101.PRE	XBRL Taxonomy Extension Presentation Linkbase *

________

* Filed herewith.

** To be filed by amendment.

***Included in Exhibit 5.1.

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Item 17. Undertakings.

1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on July 15, 2019.

BARREL ENERGY, INC.

By:	/s/ Craig Alford
Craig Alford
Its:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Harpreet Sangha	July 15, 2019
Harpreet Sangha
Director

/s/ Craig Alford	July 15, 2019
Craig Alford Director

/s/ Lowell Holden	July 15, 2019
Lowell Holden
Director

/s/ Sonny Janda	July 15, 2019
Sonny Janda Director

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